SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ALLIED NEVADA GOLD CORP.
(Name of Registrant As Specified In Its Charter)

NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Allied Nevada Gold Corp. 9790 Gateway Drive, Suite 200 Reno, Nevada 89521 Phone: (775) 358-4455 | Facsimile: (775) 358-4458

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN THAT the 2012 annual meeting of stockholders (the “Annual Meeting”) of Allied Nevada Gold Corp., a Delaware corporation (the “Company”), will be held at the Winnemucca Convention Center, 50 West Winnemucca Blvd., Winnemucca, NV 89445 on May 3, 2012, at 8:00 A.M. Pacific Time, for the following purposes:

1.	To elect directors to hold office until the next Annual Meeting of stockholders;

2.	To approve, on an advisory basis, the Company’s named executive officer compensation for fiscal 2011;

3.	To ratify the appointment of Ehrhardt, Keefe, Steiner & Hottman PC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

All stockholders are cordially invited to attend the Annual Meeting. The proxies are solicited by the Board of Directors. The return of the proxy will not affect your right to vote in person if you do attend the Annual Meeting. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Beneficial Stockholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 3, 2012. Our Proxy Statement and our Annual Report to stockholders for the fiscal year ended December 31, 2011 are attached. Financial and other information concerning the Company is contained in our fiscal 2011 Annual Report to stockholders. The Proxy Statement and our fiscal 2011 Annual Report to stockholders are available on our website at www.alliednevada.com.

By order of the Board of Directors,

/s/ Scott A. Caldwell
Scott A. Caldwell
President and Chief Executive Officer

-i-

ALLIED NEVADA GOLD CORP.

9790 Gateway Drive, Suite 200

Reno, Nevada 89521

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Allied Nevada Gold Corp., a Delaware corporation (the “Company”, “Allied Nevada”, “we”, “our”, or “us”), for use at the annual meeting of stockholders (the “Annual Meeting”) to be held at 8:00 a.m. local time on May 3, 2012, at the Winnemucca Convention Center, 50 West Winnemucca Blvd., Winnemucca, NV 89445, and any adjournment or adjournments thereof. The Company will announce the final results of the voting of the Annual Meeting on a Form 8-K that will be filed with the U.S. Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

On or about April 4, 2012, we will also mail this Proxy Statement and the enclosed proxy card to each stockholder entitled to vote at the Annual Meeting.

The Board of Directors does not intend to bring any matters before the Annual Meeting other than the matters specifically referred to in the foregoing notice, nor does the Board of Directors know of any matter that anyone else proposes to present for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the Annual Meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. In the absence of instructions, the shares represented at the Annual Meeting by the enclosed proxy will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting.

Voting Rights

Only stockholders of record at the close of business on March 20, 2012, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. At the close of business on March 20, 2012, we had 89,679,055 shares of common stock outstanding and no shares of preferred stock outstanding.

Each stockholder of record is entitled to one vote for each share of common stock held on the record date on all matters. Dissenters’ rights are not applicable to any of the matters being voted upon.

How to Vote Your Shares

YOUR VOTE IS IMPORTANT. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Whether or not you expect to attend the Annual Meeting, please take the time to vote your proxy.

Stockholders of record, or “registered stockholders,” can vote by proxy in the following three ways:

By Telephone:	Call the toll-free number indicated on the enclosed proxy and follow the recorded instructions.

By Internet:	Go to the website indicated on the enclosed proxy and follow the instructions provided.

By Mail:	Mark your vote, date, sign and return the enclosed proxy in the postage-paid return envelope provided.

If your shares are held beneficially in “street” name through a nominee such as a brokerage firm, financial institution or other holder of record, your vote is controlled by that firm, institution or holder. If you are a beneficial owner of shares, you will need to obtain a proxy from the institution that holds your shares and follow the voting instructions on that form. Your vote by proxy may also be cast by telephone or Internet, as well as by mail, if your brokerage firm or financial institution offers such voting alternatives. Please follow the specific instructions provided by your nominee on your voting instruction card. The Internet and telephone facilities will close at 11:59 p.m. PDT on May 3, 2012. Scott A. Caldwell and Stephen M. Jones are the proxy holders. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting by notifying the Company in writing, Attention: Rebecca A. Rivenbark, Corporate Secretary, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Even if you have given your proxy, you still may vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held beneficially through a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the record holder. Directions to the Annual Meeting can be found at www.alliednevada.com.

Votes Required to Approve Matters Presented at the Annual Meeting

The votes required to approve the matters presented at the Annual Meeting are as follows:

•	Our directors shall be elected by a majority vote of shares of common stock present in person or represented by proxy at the Annual Meeting;

•

The non-binding advisory vote on our executive compensation requires the affirmative vote of the holders of a majority of the shares of common stock having voting power present in person or represented by proxy at the Annual Meeting; and

•

Ratification of the appointment of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors requires the affirmative vote of the holders of a majority of the shares of common stock having voting power present in person or represented by proxy at the Annual Meeting.

Effect of Broker Non-votes and Abstentions

Generally, a broker non-vote occurs when a broker, bank or other nominee holding shares in “street name” for a beneficial owner does not vote the shares on a proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. A nominee is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. However, absent instructions from the beneficial owner of such shares, a nominee is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters.

The only “routine” proposal to be acted upon at our Annual Meeting and with respect to which a broker or nominee will be permitted to exercise voting discretion is the ratification of the appointment of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors. All other proposals being acted on, including the election of our directors and the advisory vote on executive compensation, are “non-routine” matters. Therefore, if you do not give your bank, broker or other nominee specific voting instructions on such proposals, no votes will be cast on your behalf and a broker non-vote will occur. If you hold your shares in street name, it is critical that you cast your vote if you want it to count on all matters to be decided at the Annual Meeting.

A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that record holder does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner. Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business. However, broker non-votes will not be treated as votes cast and, therefore, will have no effect on any items being acted on at the Annual Meeting. Abstentions are also counted for purposes of determining whether or not a quorum exists for the transaction of business. A “withhold” vote for a director nominee is the equivalent of an abstention, and will have no effect on the voting results of the election of directors (Proposal One). However, an abstention will have the effect of a vote against the advisory vote on executive compensation and the ratification of the appointment of our independent auditors (Proposals Two and Three).

Quorum

Under our By-laws, the holders of at least thirty-three and one-third percent of the common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

If there is not a quorum at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will only have the power to adjourn the Annual Meeting until there is a quorum. The Annual Meeting may be reconvened without additional notice to the stockholders within 30 days after the date of the prior adjournment if we announce the reconvened meeting at the prior adjournment. A quorum must be present at such reconvened meeting.

Solicitation

We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by our directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration. The Company has retained Georgeson Inc. to aid in the solicitation of brokers, banks, intermediaries and other institutional holders in the United States and Canada for a fee of $8,500.00. All costs of the solicitation will be borne by the Company. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Availability of Proxy Statement and Annual Report on Form 10-K

Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at www.sec.gov and on our website at www.alliednevada.com. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this Proxy Statement. We will mail to all stockholders of record as of March 20, 2012, a copy of this Proxy Statement and a copy of our Annual Report on Form 10-K for fiscal year 2011, including the consolidated financial statements, schedules and exhibits. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal year 2011, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Allied Nevada Gold Corp., 9790 Gateway Drive, Suite 200, Reno, Nevada 89521, Attention: Tracey Thom, VP, Investor Relations.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Pursuant to the Company’s By-laws, the Board of Directors or the Company’s stockholders are required to fix, from time to time, the number of directors which shall constitute the whole board. The Board of Directors has elected to fix the number of directors which constitute the whole board at eight directors. The Board of Directors, upon the recommendation of the Nominating Committee, proposes the following eight nominees for election as directors to hold office until the next Annual Meeting to be held in 2013 or until their successors, if any, have been duly elected and qualified. Each of the following is currently a director, having been elected at the 2011 Annual Meeting to serve until the 2012 Annual Meeting, and has agreed to serve if re-elected:

•	Robert M. Buchan

•	Scott A. Caldwell

•	John W. Ivany

•	Cameron A. Mingay

•	Terry M. Palmer

•	Carl Pescio

•	D. Bruce Sinclair

•	Robert G. Wardell

If any nominee becomes unable to stand for election (which is not anticipated by the Board), each proxy will be voted for a substitute designated by the Board or, if no substitute is designated by the Board prior to or at the Annual Meeting, the Board will act to reduce the membership of the Board to the number of individuals nominated.

There is no family relationship between any nominee and any other nominee or any executive officer of ours. The information set forth below concerning the nominees has been furnished to us by the nominees.

Director Skills and Qualifications

The Board of Directors believes that the Board of Directors, as a whole, should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee the Company’s business. Accordingly, the Board of Directors and the Nominating Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board of Directors’ overall composition and the Company’s current and future needs. As indicated in the table below under the heading “Information Concerning Nominees”, each nominee brings a strong and unique background and set of skills to the Board of Directors, giving the Board of Directors, as a whole, competence and experience in a wide variety of areas, including board service, corporate governance, compensation, executive management, private equity, finance, mining, operations, marketing, government, law, and health, safety, environmental and social responsibility.

In evaluating director candidates, and considering incumbent directors for renomination, the Board of Directors and the Nominating Committee have not formulated any specific minimum qualifications, but rather consider a variety of factors. These include each nominee’s independence, financial acumen, personal accomplishments, career specialization, and experience in light of the needs of the Company. For incumbent directors, the factors include past performance on the Board of Directors. Among other things, the Board of Directors has determined that it is important to have individuals who have certain of the following skills and experiences on the Board of Directors:

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Leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•	Knowledge of our industry, particularly mining of gold and silver, which is relevant to understanding the Company’s business and strategy;

•	Operations experience, as it gives directors a practical understanding of developing, implementing and assessing the Company’s business strategy and operating plan;

•	Legal experience, to assist the Board of Directors with its responsibilities to oversee the Company’s legal and compliance matters;

•	Risk management experience, to provide oversight of the risks facing the Company;

•	Financial/accounting experience, with particularly knowledge of finance and financial reporting processes, to understand and evaluate the Company’s capital structure and financial statements;

•	Government/regulatory experience, to direct the Company’s operations in a heavily regulated industry that is directly affected by governmental actions;

•	Strategic planning experience, to review the Company’s strategies and monitor their implementation and results;

•	Talent management experience, to help the Company attract, motivate and retain top candidates for positions at the Company;

•

International experience, which is particularly important in the resource industry, where it is common for companies to have prospects and properties in multiple jurisdictions, and is valuable given the Company’s listings in Canada and the United States; and

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Public company board service, as directors who have experience serving on other public company boards generally are well prepared to fulfill the Board of Directors’ responsibilities of overseeing and providing insight and guidance to management.

Information Concerning Nominees

The following sets forth information as to each nominee for election, including his or her age (as of the Record Date), and background, including his or her principal occupation during the past five years, current directorships, skills and qualifications:

NAME, AGE	PRINCIPAL OCCUPATION, BUSINESS OR EMPLOYMENT AND REASONS FOR SELECTION AS A DIRECTOR	DIRECTOR OF ALLIED NEVADA SINCE
Robert M. Buchan* Age: 64

Businessman; Chief Executive Officer of Kinross Gold Corporation from January 1993 to April 2005; Executive Chairman of the Board of Allied Nevada from October 2006 to present; Mr. Buchan’s one-year term as a director will expire at the next Annual Meeting; Chairman and Director of Polyus Gold (a large Russian gold company) from June 2008 to May 2009 and Chairman from July 2011 to present; Director of Elgin Mining (formerly Phoenix Coal) (an exploration and development company) from June 2008 to present, President and CEO from March 2010 to July 2011, and Chairman from June 2008 to March 2012; Director of Touchstone Gold (a gold-focused mineral exploration company in Northern Colombia) from June 2011 to present and Chairman from June 2011 to March 2012; Director of Richmont Mines, Inc., (a Quebec-based gold company) from January 2012 to present and Chairman from January 2012 to March 2012.

Previously, Chairman of Angus Mining (Namibia) Inc. (an exploration stage gold company) from June 2010 to March 2012; Director of Foxpoint Capital Corp. (a capital pool company) from December 2009 to March 2012; Director of Rockwater Capital (a diversified financial services company) from August 2004 to March 2007; Chairman of Katanga Mining Limited (a large-scale copper-cobalt mining company) from November 2005 to June 2007; Chairman of Extract Resources (a mining exploration company) from January 2008 to December 2009; Director of Quest Capital Corp. (a financial investment firm) from April 2005 to December 2007 (Executive Chairman from April 2005 to January 2007); Director of Forsys Metals Corp. (a uranium development and exploration company) from November 2009 to May 2010; Director of Claude Resources Inc. (a gold mining company) from November 2009 to December 2010; Director of Sprott Resources Lending (a natural resources lending company) from April 2011 to November 2011; Director of Samco Gold (a gold mining company) from June 2011 to January 2012; Chairman of Rainy Mountain Capital Corp. (a capital pool company) from October 2009 to September 2011.

Through his experience as the Chief Executive Officer of Kinross Gold Corporation, as well as senior executive and board positions at other public companies in the resource industry, Mr. Buchan brings to the Board leadership experience, industry knowledge, operations experience, risk management experience, financial/accounting experience, government /regulatory experience, strategic planning experience, talent management experience, international experience, public company board experience and a wealth of contacts in North American capital markets.

March 1, 2007

NAME, AGE	PRINCIPAL OCCUPATION, BUSINESS OR EMPLOYMENT AND REASONS FOR SELECTION AS A DIRECTOR	DIRECTOR OF ALLIED NEVADA SINCE
Scott A. Caldwell Age: 55

President and Chief Executive Officer of Allied Nevada from September 2006 to present (Chief Financial Officer of Allied Nevada from September 2006 to April 2007); formerly with Kinross Gold Corporation as Executive Vice President and Chief Operating Officer from March 2003 to August 2006; Director of Atacama Pacific Gold Corporation (a gold mining company) from October 2011 to present. Mr. Caldwell’s one-year term as a director expires at the next Annual Meeting.

Mr. Caldwell brings to the Board leadership experience, industry knowledge, operations experience, legal experience, risk management experience, financial/accounting experience, government/regulatory experience, strategic planning experience, talent management experience, international experience, and public company board service through his various executive and board positions, including Executive Vice President and Chief Operating Officer of Kinross Gold Corporation and senior executive and Board positions at Echo Bay Mines Ltd.

September 22, 2006

John W. Ivany* Age: 67

Retired executive; Advisor to Canaccord Genuity Corp. from February 2007 to present. Mr. Ivany’s one-year term as a director expires at the next Annual Meeting.

Director of Breakwater Resources Ltd. (a mining and metals company) from June 2007 to August 2011; Director of B2 Gold Corp. (a gold producing mineral company) from November 2007 to present; Director of Eurogas International Ltd. (an oil and natural gas exploration company) from August 2008 to present; and Director of Aura Minerals Inc. (a mid-tier gold-copper production company) from September 2009 to present.

Through Mr. Ivany’s experience as a senior executive and board member of public companies in the resource industry, as well as his experience in the financial services industry, Mr. Ivany brings to the Board leadership experience, industry knowledge, legal experience, risk management experience, financial/accounting experience, government/regulatory experience, strategic planning experience, talent management experience, international experience and public company board experience. Mr. Ivany is the Chair of Allied Nevada’s Nominating Committee and a member of the Compensation, Corporate Governance, and Health, Safety and Environment Committees.

June 27, 2007

Cameron A. Mingay* Age: 60

Lawyer; Senior Partner, Cassels Brock & Blackwell LLP from July 1999 to present. Mr. Mingay’s one-year term as a director expires at the next Annual Meeting.

Director of Silver Bear Resources Inc. (a silver mining company) from March 2007 to June 2011; Director of European Goldfields (a gold mining development company) from May 2008 to January 2010; Director of Angus Mining (Namibia) Ltd. (an exploration stage gold company) from June 2010 to present.

March 22, 2007

NAME, AGE	PRINCIPAL OCCUPATION, BUSINESS OR EMPLOYMENT AND REASONS FOR SELECTION AS A DIRECTOR	DIRECTOR OF ALLIED NEVADA SINCE
As outside Canadian counsel to the Company and a number of other public and private companies in the resource industry, and through his position as a member of the board of a number of companies, Mr. Mingay provides industry knowledge, legal experience, risk management experience, government/regulatory experience, and public company governance and board experience. Mr. Mingay serves on Allied Nevada’s Corporate Governance Committee as its Chair, and is a member of its Health, Safety and Environment Committee.

Terry M. Palmer* Age: 67

Accountant; Principal, Marrs, Sevier & Company LLC (a certified public accounting firm) from January 2003 to present; Ernst & Young as a Partner and Certified Public Accountant from September 1979 to October 2002. Mr. Palmer’s one-year term as a director expires at the next Annual Meeting.

Director of Golden Minerals Company (successor to Apex Silver Mines Limited) (a mining, exploration and development company) from October 2004 to present; Director of Sunward Resources Ltd. (a mining, exploration and development company) from February 2011 to present.

Mr. Palmer’s experience as a CPA, as well as his experience as the chairman of the audit committees of several public companies, allows Mr. Palmer to bring to the Board industry knowledge, financial/accounting experience, strategic planning experience, talent management experience, public company board experience, and international experience. Mr. Palmer serves as the Chair of Allied Nevada’s Audit Committee.

September 22, 2006

Carl Pescio* Age: 60

Self-employed mining prospector since 1991. Mr. Pescio’s one-year term as a director expires at the next Annual Meeting.

Director of Angus Mining (Namibia) Inc. (an exploration stage gold company) from September 2010 to present; Director of Tornado Gold International (a gold mining company) from April 2004 to November 2008.

Mr. Pescio, through his extensive experience as an independent mining prospector and his service as a director of other resource companies, brings to the board industry experience, public company board experience, and government/regulatory experience. Mr. Pescio is a member of Allied Nevada’s Health, Safety and Environment Committee

March 1, 2007

D. Bruce Sinclair Age: 60

Retired executive; Chief Executive Officer and director of WaveRider

Communications Inc. (an internet access product company) from June 1998 to June 2005 (director until March 2006). Mr. Sinclair’s one-year term as a director expires at the next Annual Meeting.

Director of Virsare Inc. (a geothermal drilling services company) from January 2006 to March 2010; Director of Harris Steel Group (a steel product manufacturing) from July 2006 to March 2007.

Through his experience as a senior executive and board member of public companies, Mr. Sinclair brings to the Board leadership experience, operations experience, risk management experience, financial/accounting experience, strategic planning experience, talent management experience, international experience, and public company board service. Mr. Sinclair is the Chair of Allied Nevada’s Compensation Committee, and a member of the Audit Committee.

June 27, 2007

NAME, AGE	PRINCIPAL OCCUPATION, BUSINESS OR EMPLOYMENT AND REASONS FOR SELECTION AS A DIRECTOR	DIRECTOR OF ALLIED NEVADA SINCE
Robert G. Wardell* Age: 67	Accountant; Chairman of the Board of Nuinsco Resources Limited (a multi-commodity mineral exploration company) from March 2009 to present; Vice President, Finance and Chief Financial Officer of Victory Nickel Inc. (a nickel development company) from February 2007 to January 2009; Deloitte & Touche LLP, from 1966 to May 2006 (serving as a Partner from 1986 to 2006). Mr. Wardell’s one-year term as a director expires at the next Annual Meeting.	June 27, 2007

Director of Katanga Mining Limited (a large-scale copper-cobalt mining company) from July 2006 to present; Director of Elgin Mining Inc. (formerly Phoenix Coal, Inc.) (an exploration and development company) from June 2008 to present; Director of Centric Health Corp. (a Canadian healthcare company) from June 2009 to present.

Through his experience as a Chartered Accountant and as a senior executive and Chief Financial Officer at Victory Nickel Inc., Mr. Wardell brings to the Board leadership experience, industry knowledge, financial/accounting experience, strategic planning experience, talent management experience, public company board experience, and international experience. Mr. Wardell is a member of Allied Nevada’s Compensation, Corporate Governance, Nominating and Audit Committees.

*	Denotes a director of issuers with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or which otherwise are required to file periodic reports under the Exchange Act).

There are no family relationships among any of the above directors or executive officers of Allied Nevada.

None of the above directors have entered into any arrangements or understandings with any other person pursuant to which they were, or are to be, elected as a director of Allied Nevada or a nominee of any other person.

Vote Required and Board of Directors Recommendation

In the election for directors, the eight nominees receiving the highest number of “for” votes cast in person or by proxy will be elected. A “withhold” vote for a nominee is the equivalent of abstaining. Abstentions and broker non-votes are not counted as votes cast for the purposes of, and therefore will have no impact as to, the election of directors. Although the director nominees with the highest number of “for” votes cast will be elected at the Annual Meeting, our Corporate Governance Guidelines contain a majority voting policy which requires any nominee for director in an uncontested election to tender his or her resignation to the Board of Directors if that nominee receives a greater number of “withhold” votes than “for” votes in any election. The Board of Director’s Governance Committee will consider the resignation offer and recommend to the Board of Directors the action to be taken with respect to the tendered resignation. The Board of Directors will act upon the Governance Committee’s recommendation no later than 90 days following certification of the stockholder vote. A complete copy of our Corporate Governance Guidelines is posted on our website at www.alliednevada.com.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR”

THE ELECTION OF THE NOMINEES FOR DIRECTOR

CORPORATE GOVERNANCE

Board of Directors; Mandate of the Board of Directors

Our Board of Directors has adopted a Mandate of the Board of Directors (“Mandate”) formally setting down the purpose and responsibilities of the Board of Directors, which was amended and restated on March 21, 2012, to more accurately reflect appropriate board practices. Under our Majority Voting Policy in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall promptly tender his resignation to the Board for consideration in accordance with the procedures described in the Majority Voting Policy attached to our Corporate Governance Guidelines. The Mandate is provided on our website at www.alliednevada.com.

The Mandate directs that the Board of Directors is responsible for the oversight and supervision of the management of the Company’s business and for acting in the best interests of the Company and its stockholders with the objective of enhancing stockholder value. The Board of Directors will discharge its responsibilities directly and through its committees, currently consisting of the Compensation Committee, Audit Committee, Corporate Governance Committee, Nominating Committee and the Health, Safety and Environment Committee. The Board of Directors shall meet at least quarterly to review the business operations, corporate governance, environmental and health and safety compliance and financial results of the Company. Meetings of the Board of Directors shall also include regular meetings of the independent members of the Board of Directors without management being present.

The Board of Directors met seven times during the fiscal year ended December 31, 2011. All directors attended at least 75% of the meetings of the Board of Directors and of the committees of which they were members. It is our policy to encourage all directors to attend the Annual Meeting, and all of our directors attended our 2011 Annual Meeting in person.

Allied Nevada’s Board of Directors has five standing committees: a Compensation Committee, an Audit Committee, a Health, Safety and Environment Committee, a Nominating Committee and a Corporate Governance Committee. A brief description of the composition and functions of each committee follows.

Compensation Committee

The primary responsibilities of the Compensation Committee are to:

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Conduct an annual review of all compensation elements for our executive officers and make recommendations to the Board of Directors (for its subsequent ratification) regarding executive compensation, and prepare an annual report on executive compensation containing a discussion and analysis to be included in the annual Compensation Discussion and Analysis (“CD&A”) for inclusion in this Proxy Statement and the Annual Report on Form 10-K;

•	Oversee the drafting of the CD&A and prepare and sign the related compensation committee report;

•

Annually review and approve performance measures and targets for executive officers participating in the annual cash incentive plan and in our equity-based awards program and determine achievement of performance goals after the annual measurement period to permit incentive payouts under the plan and vesting of equity-based awards;

•	Make recommendations to the Board of Directors regarding compensation of non-employee directors; and

•

Review and approve corporate goals and objectives relevant to the compensation of the chief executive officer and other executive officers to ensure that such compensation goals and objectives are aligned with the Company’s objectives and stockholder interests.

The Compensation Committee has the authority to retain any advisors, counsel and consultants as the committee deems necessary in order to carry out these functions. In accordance with the terms of the Compensation Committee’s Charter, our President and Chief Executive Officer is not present during meetings of the Compensation Committee at which his compensation is being discussed. The Compensation Committee has authority to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, as permitted by the laws and regulations that govern its actions. For more information related to the policies and practices of the Compensation Committee, including the role of compensation consultants and our Chief Executive Officer in recommending the amount of director and executive pay, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Allied Nevada’s Compensation Committee is chaired by D. Bruce Sinclair. Its other members are Robert G. Wardell and John W. Ivany. Each member of our Compensation Committee is “independent” within the listing standards of the NYSE Amex and Canadian standards as per Canadian National Instrument 58-101, “Corporate Governance” (“NI 58-101”). The Compensation Committee met three times during the fiscal year ended December 31, 2011. The written charter of the Compensation Committee is available on our website at www.alliednevada.com.

The following compensation consultants were engaged by the Company or the Compensation Committee during 2011 and 2012:

•

In 2011, Mercer was engaged by management and instructed to review the then-current compensation levels of our Chief Executive Officer and Chief Financial Officer and to provide a report summarizing relevant peer group data as to compensation levels. Mercer’s review with respect to 2011 compensation included benchmarking the base salary, annual cash incentive potential, total cash (base salary plus cash potential) and long-term equity-based incentives of the Chief Executive Officer, Chief Financial Officer and the other named executive officers. Total fees paid were $42,380.

•

In 2011, Hewitt and Associates (now “Meridian Compensation Partners”) was engaged by the Compensation Committee to review directors’ compensation and to make recommendations. Total fees paid were $16,055.

•

In 2012, Mercer was independently engaged by the Compensation Committee and instructed to review the then-current compensation levels of our Chief Executive Officer and Chief Financial Officer and to provide a report summarizing relevant peer group data as to compensation levels. Mercer’s review with respect to 2011 compensation included benchmarking the base salary, annual cash incentive potential, total cash (base salary plus cash potential) and long-term equity-based incentives of the Chief Executive Officer, Chief Financial Officer and the other named executive officers. The Compensation Committee’s engagement for 2012 with Mercer is independent of all management oversight. Invoicing, scope of work and reporting are directed through the chairman of the Compensation Committee exclusively.

Compensation Committee Interlocks and Insider Participation

No member of Allied Nevada’s Compensation Committee was, during the fiscal year ended December 31, 2011, or currently is, an officer or employee of Allied Nevada or any of its subsidiaries or affiliates. No executive officer of Allied Nevada was during 2011, or currently is, a director or a member of the Compensation Committee of another entity having an executive officer who is a director or a member of our Compensation Committee.

Audit Committee

Allied Nevada’s separately-designated, standing Audit Committee was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Audit Committee is chaired by Terry M. Palmer, and its other members are Robert G. Wardell and D. Bruce Sinclair. Each member of our Audit Committee is “independent” within the meaning of the NYSE Amex listing standards, as defined in Rule 10A-3(b)(1) under the Exchange Act and in National Instrument 52-110 “Audit Committees” (“NI 52-110”). Additionally, the Board of Directors has determined that Mr. Palmer qualifies as Allied Nevada’s “Audit Committee Financial Expert” as defined in accordance with Section 407 of the Sarbanes-Oxley Act of 2002 and that each member of the Audit Committee is “financially literate” in accordance with NI 52-110. The written charter of the Audit Committee was amended and restated on February 23, 2012, and is available on our website at www.alliednevada.com. The Audit Committee met a total of five times during the fiscal year ended December 31, 2011. The Audit Committee, in accordance with the Audit Committee Charter, which was amended and restated on February 23, 2012, by our Board of Directors, assists the Board of Directors in overseeing the Company’s:

•	accounting and financial reporting processes;

•	integrity of financial statements;

•	compliance with legal and regulatory requirements;

•	business practices and ethical standards; and

•	appointment of an independent auditor and for the compensation, retention and oversight of the work of the independent auditor.

The Audit Committee is also responsible for the review and approval of transactions with related persons. See “Certain Relationships and Related Party Transactions—Procedures for Approval of Transactions with Related Persons.”

Nominating Committee

During 2011, the Board of Directors established a Nominating Committee, which consists of the following “independent” directors within the meaning of the NYSE Amex listing standards and NI 58-101: John W. Ivany and Robert G. Wardell. The Nominating Committee is chaired by John W. Ivany. The Nominating Committee identifies criteria for service as a director, reviews candidates and recommends appropriate candidates for positions on the Board of Directors. Additional information about the Nominating Committee’s role can be found in the Nominating Committee Charter, which was amended and restated on February 23,

2012, on the Company’s website at www.alliednevada.com. The Nominating Committee did not meet in fiscal year 2011. The Committee met on February 14, 2012 and conducted its meeting to recommend its slate of directors for election at the Company’s 2012 Annual Meeting.

Director Nomination Process

The Nominating Committee will consider director candidates who are suggested by directors, management, stockholders and search firms hired by the Company to identify and evaluate qualified candidates. With respect to nominees for director proposed by stockholders, the Nominating Committee will consider such nominees if such proposals are submitted in accordance with the procedures set forth below under the heading “Stockholder Proposals.” The Nominating Committee evaluates all director candidates in the same manner, regardless of whether such candidate was suggested by directors, management, stockholders or a search firm.

From time to time, the Nominating Committee may recommend highly qualified candidates who it believes will enhance the strength, independence and effectiveness of Allied Nevada’s Board of Directors. The Nominating Committee seeks to achieve a Board of Directors that represents a diverse mix of skills, experience, diversity, perspectives, talents and backgrounds necessary to oversee the Company’s business. For information concerning the board membership criteria that the Nominating Committee and Board of Directors consider important and the process by which the Nominating Committee evaluates director candidates, see the section entitled “Proposal One: Election of Directors.”

Health, Safety and Environment Committee

Allied Nevada’s Health, Safety and Environment Committee is comprised of John Ivany (Chair), Carl Pescio and Cameron Mingay. The Committee’s general mandate is oversight of the development and implementation of policies and best practices of Allied Nevada relating to health and safety issues in order to ensure compliance with applicable laws and the safety of our employees. On a regular and on-going basis, the Committee monitors the effectiveness of Allied Nevada’s environmental policies, assists management with implementing and maintaining appropriate health and safety programs, and obtains periodic reports on such programs. The Committee meets on as-needed basis and, formally, no less than two times per year.

The Committee routinely reports its activities and findings to the entire Board of Directors. Allied Nevada’s entire Board of Directors, which includes all members of the Health, Safety and Environment Committee meets at Allied Nevada’s operating mine site, Hycroft, at least once annually, to review, analyze, and discuss Allied’s health and safety programs.

Moreover, at each and every meeting of the Board of Directors, whether a formally noticed meeting or not, the Board always discusses the Company’s health, safety and environmental performance.

Corporate Governance Committee

The Corporate Governance Committee of the Board of Directors (the “Governance Committee”) is composed entirely of directors who are “independent” within the meaning of the NYSE Amex listing standards and NI 58-101. The Governance Committee is chaired by Cameron A. Mingay, and its other members are John W. Ivany and Robert G. Wardell. In 2011, the Corporate Governance Committee held numerous informal telephonic working sessions and consulted regularly with each other in the discharge of the Governance Committee’s mandate.

The Governance Committee is responsible for recommending appropriate governance practices for Allied Nevada in light of corporate governance guidelines set forth by the U.S. and Canadian securities regulatory authorities, the NYSE Amex, the Toronto Stock Exchange and other industry practices. Additional information about the Governance Committee’s role can be found in the Corporate Governance Committee Charter on the Company’s website at www.alliednevada.com under the Corporate Responsibility section.

2011 Corporate Governance Activities

A core activity of the Governance Committee is to periodically review and assess the adequacy of the Company’s corporate governance principles and develop and recommend to the Board of Directors additional or revised principles as appropriate. In 2011, the Governance Committee engaged in a number of initiatives in order to fulfil this mandate pursuant to its Charter.

(i)	Director Questionnaire Review

The Governance Committee prepared and delivered a director questionnaire, the purpose of which was to provide the Board of Directors with information to evaluate the Board’s performance and to improve Board and committee processes and effectiveness. The Governance Committee then reviewed the results contained therein and identified a number of initiatives in response to the items raised in the questionnaires, some of which have already been implemented, including those set out below.

(ii)	Site Visits

Building on the positive review of the 2010 strategic retreat reported in the director questionnaires, the Governance Committee initiated a directors site visit to the Company’s operating Hycroft Mine site in September 2011, to further provide the directors with operational knowledge and education.

(iii)	Risk Management Plan

The Governance Committee assisted in the development of the Company’s risk management mitigation plan in December 2011, to assist the Board of Directors with its risk oversight role.

(iv)	Succession Planning

The Governance Committee assisted in the review and analysis of the Company’s succession plan in December 2011, ensuring that succession and emergency plans are in place for CEO and executive officer positions.

Corporate Governance Guidelines

To ensure the Board of Directors acts effectively to achieve its Mandate, the Board of Directors has adopted a set of Corporate Governance Guidelines to provide the framework for the governance of the Company. The guidelines reflect best practices in a number of areas, some of which are summarized below. A copy of the Company’s Corporate Governance Guidelines can be found on our website at www.alliednevada.com.

Independence of Directors

The Board of Directors will have a majority of directors who meet the criteria for independence required under any applicable laws, rules and regulations and the guidelines established by the Board of Directors. The Board of Directors is responsible for reviewing, on an annual basis, whether directors satisfy this independence requirement. Our Board of Directors has determined that the following directors are “independent” as required by NYSE Amex listing standards and NI 58-101: Mr. Palmer, Mr. Ivany, Mr. Mingay, Mr. Wardell and Mr. Sinclair.

Election of Directors by Stockholders

The directors will be elected each year by the stockholders at the Annual Meeting. The Board of Directors, upon the recommendation of the Nominating Committee, will propose a slate of nominees to the stockholders for election to the Board of Directors at such meeting. Between annual meetings of stockholders, the Board of Directors may elect directors to serve until the next such meeting. On February 23, 2012, we amended our Corporate Governance Guidelines to adopt a Majority Voting Policy under which any director in an uncontested election receives a greater number of “WITHHELD” votes than “FOR” votes, shall promptly tender his resignation to the Board for consideration in accordance with the procedures described in the Majority Voting Policy.

Board Leadership Structure

Our Board of Directors does not have a standing policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors. Rather, the Board of Directors selects the Chairman of the Board of Directors in the manner and upon the criteria that it deems best for the Company at the time of selection. Currently, the position of Chief Executive Officer and Chairman are separate, with Scott Caldwell serving as our Chief Executive Officer and Robert Buchan serving as our Chairman.

The Board of Directors believes such separation is appropriate at this time, as it enhances the accountability of the Chief Executive Officer to the Board of Directors and strengthens the independence of the Board of Directors from management. In addition, separating these roles allows Mr. Caldwell to focus his efforts on running our business and managing the day-to-day challenges faced by our Company, while allowing the Board of Directors to benefit from Mr. Buchan’s extensive experience in leadership roles at a number of successful public companies and his knowledge and expertise in both the Canadian and U.S. capital markets, as well as his ability to support the other members of the Board of Directors and work with the executive team.

As the Executive Chairman, Mr. Buchan is responsible for the leadership, management, development and effective functioning of the Board of Directors and he acts in an advisory capacity to Mr. Caldwell in matters concerning the interests of the Company and the Board of Directors, including those related to the Company’s capital market relationships, strategic direction and merger and acquisition strategy.

Board’s Role in Risk Oversight

The Company management is charged with the day-to-day management of risks the Company faces, and the Board of Directors and its committees are responsible for oversight of financial and operational risk management. The Board of Directors is responsible for creating and amending a risk-management policy against which management is expected to measure its decisions. Risk-

management strategies are implemented through the Company’s finance department, led by the Chief Financial Officer. Ongoing communication between the Board of Directors, the Audit Committee and the management team ensures risk-management is addressed and monitored effectively and in a timely manner. The Board of Directors encourages and challenges management to think beyond financial and analytic models and to take into consideration broader and more varied types of risks, however unlikely they may seem, with the view to mitigating those risks where possible. When necessary, the Board of Directors may engage outside advisors to assist management in effectively identifying long-term or strategic risks which may be better observed from an outside point of view.

Our Board leadership structure promotes effective oversight of the company’s risk management for the same reasons that the structure is most effective for the Company, that is, by providing the Chief Executive Officer and other members of senior management with the responsibility to assess and manage the Company’s day-to-day risk exposure and providing the Board of Directors with the responsibility to oversee these efforts of management.

Risk Assessment Regarding Compensation Policies and Practices

We recently conducted an assessment of our compensation policies and practices, including our executive compensation programs, to evaluate the potential risks associated with these policies and practices. We reviewed and discussed the findings of the assessment with the Compensation Committee and concluded that our compensation programs are designed with an appropriate balance of risk and reward and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.

In conducting this review, we noted the following risk-limiting characteristics of our compensation policies and practices:

•	awards to each employee are limited to a fixed maximum specified in the incentive plan and our senior executive officers receive a fixed salary each year;

•	awards are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	as of 2009, awards are no longer made in the form of stock options, which may provide an asymmetrical incentive to take unnecessary or excessive risk to increase Company stock price; and

•

members of the Compensation Committee, in their discretion, approve all final decisions concerning management compensation after reviewing executive and corporate performance and competitive benchmarking data.

Service on Other Boards

The Company recognizes that directors benefit from service on boards of other companies, so long as such service does not conflict with the interests of the Company. Except in unusual circumstances approved by the Board of Directors, a director should not serve on more than five other boards of public companies in addition to the Company’s Board of Directors.

Company Loans and Corporate Opportunities

The Company has not made, and will not make, any personal loans or extensions of credit to directors or executive officers. Directors will make business opportunities related to the Company’s business, if considered corporate opportunities under Delaware law, available to the Company before pursuing the opportunity for the director’s own or another’s account.

Director Orientation and Continuing Education

The Governance Committee establishes and oversees director orientation and continuing education programs. Such programs are the responsibility of the Chief Executive Officer and are administered by the Chief Financial Officer of the Company. Director orientation and on-going training includes presentations by senior management to familiarize directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Business Conduct and Ethics for Senior Financial Officers, and its Code of Business Conduct and Ethics.

All directors are encouraged to avail themselves of educational opportunities as appropriate to enable them to perform their duties as directors. Each director is encouraged to visit the Company’s operating site at least once every two years.

In 2011, all directors visited the Hycroft Mine site and were briefed on the Company’s operations.

Director Stock Ownership Guidelines

All directors are encouraged to have a significant long-term financial interest in the Company. To encourage alignment of the interests of the directors and the stockholders, each director is expected to beneficially own, or acquire within three years of becoming a director, shares of common stock of the Company or deferred share or phantom units, having a market value of three times the annual cash retainer payable under the Company’s director compensation policy. As of December 31, 2011, all directors were in compliance with the stockholding guidelines.

Access to Management and Independent Advisors

Directors have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged through the Chief Executive Officer or the Chief Financial Officer. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company.

The Board of Directors and its committees has the power, acting as a group or committee, to hire independent legal, financial or other advisors as it may deem necessary.

In Camera Sessions

At each regularly scheduled Board of Directors meeting, time is set aside for non-management directors to meet in an in camera session. At least one time per year, time is allotted for independent directors to meet in an in camera session. The Chairman of the Corporate Governance Committee or lead independent director presides at such sessions.

Annual Performance Evaluation

The Board of Directors is committed to regular assessments of its effectiveness, its committees and the individual directors, and as such, the Board of Directors conducts an annual self-evaluation to determine whether it, its committees and the individual directors are functioning effectively. The Board of Directors has adopted a questionnaire for directors that involves self-evaluation, evaluation of other directors, committees and the Board of Directors as a whole. The Corporate Governance Committee uses the results of these evaluations to make recommendations with a view to continuously improve the effectiveness of the Board of Directors.

Management Succession

The Governance Committee makes an annual report to the Board of Directors on succession planning, which includes policies and principles for CEO selection and performance review as well as policies regarding succession in the event of an emergency or the retirement of the CEO. The entire Board of Directors works with the Governance Committee to evaluate and nominate potential successors to the CEO. The CEO is responsible for maintaining an active succession plan for his direct reports. On an annual basis, this succession plan is reviewed by the Governance Committee.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the Company, including its CEO, CFO, and persons performing similar functions. The Code of Business Conduct and Ethics reaffirms the Company’s high standards of business conduct. The Code of Business Conduct Ethics is part of the Company’s continuing effort to ensure that it complies with all applicable laws, has an effective program to prevent and detect violations of law, and conducts its business with fairness, honesty and integrity. In the unlikely event of a waiver, any such waivers of this code for directors or officers will be approved by the Audit Committee and such waiver will be promptly disclosed to stockholders as required by law. The Code Ethics is located on the Company’s internet website at www.alliednevada.com. There were no such waivers in 2011.

Code of Business Conduct of Ethics for Senior Financial Officers

As required by applicable U.S. federal securities laws, all senior financial officers are subject to the Code of Business Conduct of Ethics for Senior Financial Officers setting forth various restrictions and obligations for our senior financial officers. These provisions were previously contained within our broader Code of Business Conduct and Ethics.

NEO Stockholding Requirements

The Board of Directors has adopted a requirement that the Chief Executive Officer shall be required to hold Company securities equal in value to three times his base salary and that named executive officers hold security interests equal in value to their respective salary. The Company believes this measure will support the Company’s objective of aligning the interests of its Chief Executive Officer and named executive officers with the interests of the Company’s stockholders. Common Stock, Restricted Share Unit awards, and vested Performance Share Unit awards qualify towards the stockholding requirements. Executive officers have a three-year period to become compliant with these requirements. Executive officers are not permitted to speculate or to purchase or sell financial instruments to hedge or offset their economic exposure in the Company’s securities or otherwise to effect a decrease in the economic value of their holdings in the Company’s equity securities. As of December 31, 2011, all Executive officers were in compliance with the stockholding requirements.

Strategic Planning

The Board of Directors recognizes the importance of long-term strategic planning. In order to develop and investigate strategic opportunities with a view to continuing to grow and strengthen the Company’s position going forward, the Board of Directors engages in a series of meetings with a focus on strategic planning.

Communications with Board of Directors

Stockholders who wish to communicate with the Board of Directors, or specific individual directors, may do so by directing correspondence to the Chairman of the Corporate Governance Committee, c/o Allied Nevada Gold Corp., 9790 Gateway Drive, Suite 200, Reno, Nevada 89521, who will arrange for forwarding the correspondence as appropriate. Such correspondence should prominently display the fact that it is a stockholder-director communication. The Board has requested that items unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, not be forwarded.

Compensation of Non-Employee Directors

Pursuant to the compensation program for our non-employee directors, each non-employee member of our Board of Directors received the following cash compensation for Board of Director services, as applicable, for the period ending on March 31, 2011:

•	$95,000 per year for service as Chairman of the Board;

•	$50,000 per year for service as Audit Committee Chairman;

•	$35,000 per year for services as chairman of other committees;

•	$25,000 per year for services as non-chairman directors;

•	$5,000 per year per committee for service as committee member; and

•	$1,000 for each board meeting attended.

Pursuant to the compensation program for our non-employee directors, each non-employee member of our Board of Directors received the following compensation for Board of Director services, as applicable, for the period beginning on April 1, 2011 through March 31, 2012:

•	$100,000 per year for service as Chairman of the Board;

•	$60,000 per year for service as Audit Committee Chairman;

•	$45,000 per year for services as chairman of other committees;

•	$35,000 per year for services as non-chairman directors;

•	$5,000 per year per committee for service as committee member; and

•	An annual award of equity in the form of Deferred Share Units (“DSU”) having an aggregate value equal to $150,000.

In addition, the Deferred Phantom Unit (“DPU”) Plan was adopted by the Board of Directors in 2009 as an alternative to granting stock options or stock awards in order to align the interests of the Directors with those of the shareholders. Under the DPU Plan, eligible Directors received a grant of DPUs on the last day of each fiscal quarter, or such other date recommended by the Compensation Committee and confirmed by the Board. Each DPU has the same value as one Allied Nevada common share. DPUs must be retained until the director leaves the Board, at which time the cash value of the DPUs will be paid out. In 2011, amendments to the DPU plan were approved by the shareholders to provide the Company the option to settle, at the Board’s sole discretion, all DPU obligations in stock, subject to the receipt of an advance tax ruling from the Canada Revenue Agency. The amended 2009 DPU plan has been frozen for further awards.

In 2011 the Deferred Share Unit Plan (“DSU”) was approved by stockholders. Under the DSU Plan, annual awards of $150,000 in value shall be automatically granted and issued to each eligible Director on the date of their re-election to the Board at the Annual Meeting. Eligible Directors may elect annually to take the equity remuneration in the form of cash as long as they have met the minimum shareholding requirements of three times annual compensation.

Fiscal 2011 Compensation of Non-Employee Directors Table

The table below sets forth information regarding compensation earned by non-employee directors as compensation for their service to the Company during the fiscal year ended December 31, 2011. As noted above, the Board of Directors’ compensation increased in April 2011. As a result, fees earned for the first quarter of 2011 were based on the preceding year’s compensation schedule.

Name(1)	Fees Earned ($)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Robert Buchan(3)	98,500	189,765	—	288,265
John W. Ivany	52,250	189,765	—	242,015
Cameron Mingay	48,500	189,765	—	238,265
Terry M. Palmer	58,500	189,765	—	248,265
Carl Pescio(3)	39,750	189,765	—	229,515
D. Bruce Sinclair(3)	48,500	189,765	—	238,265
Robert G. Wardell	48,500	189,765	—	238,265

(1)	As of December 31, 2011, the following non-employee directors had the following number of equity-based awards outstanding:

•

Mr. Buchan had 300,000 restricted stock units granted on July 3, 2007, which were fully vested as of 12/31/2011. In addition, Mr. Buchan had 150,000 restricted stock units granted on July 1, 2010, of which 50,000 vested on July 1, 2011, leaving 100,000 unvested as of 12/31/2011. 50,000 of such unvested restricted stock units will vest on each of 7/1/2012 and 7/1/2013. In addition, Mr. Buchan has 300,000 options with an exercise price of $4.35, and 50,000 options with an exercise price of $6.34, all of which were vested as of 12/31/2011.

•	Mr. Ivany had 100,000 options with an exercise price of $4.35, all of which were vested as of 12/31/2011.

•	Mr. Mingay had 40,000 options with an exercise price of $6.34, all of which were vested as of 12/31/2011.

•	Mr. Palmer had no options as of 12/31/2011.

•	Mr. Pescio had 100,000 options with an exercise price of $4.35 and 50,000 options with an exercise price of $6.34, all of which were vested as of 12/31/2011.

•	Mr. Sinclair had 16,667 options with an exercise price of $6.34, all of which were vested as of 12/31/2011.

•	Mr. Wardell had no options as of 12/31/2011.

(2)

In 2011, the Company granted an aggregate of 6,267 DPUs to each of Robert Buchan, John W. Ivany, Cameron A. Mingay, Robert G. Wardell, Carl Pescio, D. Bruce Sinclair and Terry M. Palmer, for a total of 43,869 DPUs granted to all non-employee directors during 2011. The aggregate fair value of the current year awards as of December 31, 2011 was $1,328,353 and the fair value on a per-director basis was $189,765. Including the grants of DPUs since inception of the program, as of December 31, 2011, the Company has granted to its directors a total of 281,869 DPUs with an aggregate fair value of $8,534,993. This represents 40,267 DPU awards per director, each with a fair value of $1,219,285.

(3)	The Company provides a voluntary option to non-executive directors to participate in the Company’s Health Plan. Mr. Buchan was a participant in 2011.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2011.

The Company’s management has primary responsibility for the Company’s internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm, Ehrhardt Keefe Steiner & Hottman PC, is responsible for performing an independent audit of the Company’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has also discussed with Ehrhardt Keefe Steiner & Hottman PC, the Company’s independent registered accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Ehrhardt Keefe Steiner & Hottman PC required by the applicable requirements of the PCAOB, regarding Ehrhardt Keefe Steiner & Hottman PC’s communication with the Audit Committee concerning independence and has discussed with Ehrhardt Keefe Steiner& Hottman PC its independence from the Company. The Audit Committee has also reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Based upon the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

AUDIT COMMITTEE

Terry M. Palmer, Chairman

Robert G. Wardell

D. Bruce Sinclair

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Provision of Legal Services

Cameron Mingay, an Allied Nevada director who was appointed in March 2007, is a partner at Cassels Brock & Blackwell LLP (“Cassels Brock”) of Toronto, Ontario, Canada, which since June 2007 has served as outside counsel to Allied Nevada in connection with Canadian securities law matters. Allied Nevada paid Cassels Brock an aggregate of $595,000 for legal services during the year ended December 31, 2011. In addition, $31,000 was owed to Cassels Brock as of December 31, 2011. Cameron Mingay is considered independent under the rules of AMEX as the billings to Allied Nevada in proportion to the total billings of Cassels Brock was less than 1%.

Procedures for Approval of Transactions with Related Persons

The Company’s written policy for the review of transactions with related persons requires review, approval or ratification of all transactions in which Allied Nevada is a participant and in which an Allied Nevada director, executive officer, a significant stockholder or an immediate family member of any of the foregoing persons has a direct or indirect material interest, subject to certain categories of transactions that are deemed to be pre-approved under the policy. As set forth in the policy, the pre-approved transactions include employment of executive officers, director compensation (in general, where such transactions are required to be reported in the Company’s proxy statement pursuant to SEC compensation disclosure requirements), as well as transactions in the ordinary course of business where the aggregate amount involved is expected to be less than $5,000. All related party transactions are to be reported for review by the Audit Committee of the Board of Directors. Transactions deemed to be pre-approved are not required to be separately presented to the Audit for formal approval; however, those transactions must be submitted to the Audit Committee for review at its next following meeting.

Following its review, the Audit Committee will determine whether these transactions are in, or not inconsistent with, the best interests of Allied Nevada and our stockholders, taking into consideration whether the transactions are on terms no less favorable to Allied Nevada than those available with other parties and the related person’s interest in the transaction. If a related party transaction is to be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock, as of March 20, 2012, by each person known by us to be the beneficial owner of more than 5% of the Company’s outstanding common stock. The percentage of beneficial ownership is based on 89,646,988 shares of the Company’s common stock outstanding as of March 20, 2012. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted.

	Common Stock
Name and Address of Beneficial Owner	Number of Allied Nevada Shares Beneficially Owned(1)	Percentage of Class
Royce & Associates, LLC[2]	7,190,479	8.0
Goodman & Company, Investment Counsel Ltd[3]	6,670,559	7.4
Carl Pescio and Janet Pescio[4]	5,450,000	6.1
Van Eck Associates Corporation[5]	4,997,182	5.6

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the applicable ownership total for each person is based on the number of shares of common stock held by such person as of March 20, 2012, plus any securities to which such person has the right to acquire beneficial ownership within 60 days of March 20, 2012, including those securities held by such person exercisable for or convertible into common stock within 60 days after March 20, 2012. Unless otherwise noted, each of the persons is the record owner of the common stock beneficially held by such person.

(2)

The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151. The information is based on the amended Schedule 13G filed with the SEC by Royce & Associates, LLC on January 5, 2012.

(3)

The address of Goodman & Company, Investment Counsel Ltd., is One Adelaide Street East, 29th Floor, Toronto, Ontario, Canada M5C 2V9. The information is based on the Schedule 13G filed with the SEC by Goodman & Company, Investment Counsel Ltd. on January 10, 2012.

(4)

Carl Pescio is a director of the Company. The address of Carl and Janet Pescio is c/o Allied Nevada Gold Corp., 9790 Gateway Drive, Suite 200, Reno, Nevada 89521. Shares are beneficially owned by Carl Pescio and his wife, Janet Pescio.

(5)

The address of Van Eck Associates Corporation is 335 Madison Avenue, 19th Floor, New York, New York 10017. The information is based on the Schedule 13G filed with the SEC by Van Eck Associates Corporation on February 14, 2012.

Security Ownership of Management

The following table sets forth certain information regarding beneficial ownership of common stock as of March 20, 2012 by (i) each of the Company’s named executive officers, directors and nominees, individually and (ii) the Company’s executive officers and directors, as a group. The percentage of beneficial ownership is based on 89,646,988 shares of common stock outstanding as of March 20, 2012. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted. The business address of each person set forth in the table below is 9790 Gateway Drive, Suite 200, Reno, Nevada 89521.

	Common Stock
Name	Number of Allied Nevada Shares Beneficially Owned(1)		Percentage of Class
Carl Pescio	5,450,000	(2)	6.1
Director
Robert M. Buchan	2,584,800	(3)	2.9
Chairman of the Board and Director
Scott A. Caldwell	206,859	(4)		*
President and Chief Executive Officer and Director
John W. Ivany	110,000			*
Director
Hal D. Kirby(5)	89,811			*
Executive Vice President and Chief Financial Officer
David C. Flint	55,453			*
Vice President, Explorations
Cameron A. Mingay	40,000	(6)		*
Director
D. Bruce Sinclair	16,667	(7)		*
Director
Steven Gill	29,725			*
Vice President, Controller
Warren Woods	26,404	(8)		*
Vice President and Hycroft General Manager
David Hill	14,260			*
Vice President of Metallurgical Services
Tracey Thom	9,940			*
Vice President, Investor Relations
Deborah Lassiter	4,047			*
Vice President, Environmental
Terry M. Palmer	—			*
Director
Robert G. Wardell	—			*
Director
All executive officers and directors as a group (15 persons)	8,637,966		9.6

*	Represents less than 1% of the outstanding shares of common stock.
(1)

In accordance with Rule 13d-3(d)(1) under the Exchange Act, the applicable ownership total for each person is based on the number of shares of common stock held by such person as of March 20, 2012, plus any securities to which such person has the right to acquire beneficial ownership within 60 days of March 20, 2012, including those securities held by such person exercisable for or convertible into shares of common stock within 60 days after March 20, 2012. Unless otherwise noted, each of the persons is the record owner of the common stock beneficially held by such person.

(2)	Shares are beneficially owned by Carl Pescio and his wife, Janet Pescio, and includes 150,000 shares underlying options that are exercisable within 60 days of March 20, 2012.
(3)	Includes 350,000 shares underlying options that are exercisable within 60 days of March 20, 2012.
(4)	Includes 3,000 shares held for the benefit of Mr. Caldwell’s minor children.
(5)	On March 5, 2012, Mr. Kirby resigned as CFO and assumed the position of Executive Vice President of Finance.
(6)	Includes 40,000 shares underlying options that are exercisable within 60 days of March 20, 2012.
(7)	Includes 16,667 shares underlying options that are exercisable within 60 days of March 20, 2012.
(8)	Includes 10,000 shares underlying options that are exercisable within 60 days of March 20, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, directors, and persons who beneficially own more than ten percent of a registered class of equity securities to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports.

Based solely on a review of the reports received by the SEC, furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that, during the fiscal year ended December 31, 2011, the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), except that three reports were filed late. Messrs. Caldwell, Kirby and Woods each filed one late report on Form 4, with each report consisting of two transactions relating to an exempt option exercise and related sale.

COMPENSATION DISCUSSION AND ANALYSIS

The following contains a description of our compensation programs and objectives with respect to our Named Executive Officers (“NEOs”) identified in the Summary Compensation table as:

Scott A. Caldwell	President and Chief Executive Officer
Hal D. Kirby	Executive Vice President of Finance
David Hill	Vice President, Metallurgy
David C. Flint	Vice President, Exploration
Warren Woods	Vice President and Hycroft General Manager
Michael Moran(1)	Vice President, Project Development

(1)	Mr. Moran’s employment with the company ceased as of November 18, 2011.

Executive Summary

The compensation package for our NEOs is composed of the following elements:

Component	Short or Long Term	At Risk or Not	Summary
Base Pay	Short Term	Not at Risk	Fixed pay that is not subject to financial performance risk.

Cash Incentive Program	Short term	At Risk	Annual cash award that is based on corporate performance, as adjusted, in the sole discretion of the Compensation Committee, and for an individual’s performance. Corporate performance metrics are defined by management in January and ratified by the Board in February of each year.

Performance Share Awards and Restricted Share Units	Long Term	At Risk	Commencing in 2009, senior executives were granted performance share awards. These awards are restricted share units which have performance-based vesting requirements. Prior to 2009, the Company granted stock options or restricted share units with time-based vesting only. Commencing in 2012, the Company will use a combination of restricted share units and performance share units.

The Company’s executive compensation program is designed to align the interests of senior management with stockholders by tying a significant portion of the NEOs’ compensation to the Company’s performance, as measured by a variety of factors during the applicable fiscal year. Both the cash incentive and the long term incentive program place focus on production performance as measured by ounces sold, cost per ounce performance, safety performance and personal goals, as well as for 2012, Total Shareholder Return was added to the long term program measurements. The modifications to 2012 programs are described in the 2012 2012 Performance-Based Annual Cash Incentive Criteria and 2012 PSU Performance Based Vesting Criteria later in this section. Under the program, the portion of cash compensation in the form of base salary guaranteed to the NEOs at the beginning of any fiscal year represents only a fraction of the total potential compensation.

In the case of our most senior executive, Mr. Caldwell, only about 22% of the value of his target annual compensation during 2011 was assured for the year in the form of his base salary. The value of the remaining 78% of Mr. Caldwell’s target annual compensation, including performance-based annual cash incentives and performance-based restricted share units (“PSUs”) were linked directly to the Company’s performance. Although the percentages differ for the other NEOs, approximately 66% of all annual compensation awarded to the other NEOs is similarly tied to the Company’s performance.

Fixed Compensation as a Percent of Total For ANV NEOs	Cash Compensation as a Percent of Total For ANV NEOs

In making decisions on performance-based compensation for fiscal year 2011, the Compensation Committee and the Board of Directors considered the Company’s financial and operational performance in the face of ongoing challenges of a recovering U.S. and global economy, and the significantly delayed arrival of two Hitachi 5500 shovels due to the earthquake and subsequent tsunami on March 11, 2011 in Japan (“Japan tsunami”). In the face of these conditions, the Compensation Committee and Board of Directors noted that the Company nonetheless experienced a 15% growth in its stock price per share, met its revised guidance for 2011 gold production with 104,002 ounces produced and 88,191 ounces sold in 2011, achieved a cost per ounce sold (net of silver credits) of $490, completed two full years without significant health, safety or environmental incidents, completed the feasibility study for the Hycroft Mill expansion as well as resource updates along with the necessary mandatory regulatory filings associated with reporting mineral reserves in Canada.

The Compensation Committee of the Board of Directors reviewed the impact of the major equipment delivery delays on the sales and costs. Although the production portion of the sales measure (i.e., 40 percent of the total) used to determine the cash incentive and the vesting of awards under the PSU plans was negatively impacted by the Japan tsunami and subsequent delay in shipment of mining equipment, the Compensation Committee used its discretion to compensate for a “force majeure” level event by revising the annual sales target. The sales portion of the awards was negatively impacted by 4.8% of the potential. Taking these circumstances into account, and driven primarily by the applicable performance measures described in detail below, the following determinations were made with respect to the at-risk portion of the NEOs’ compensation:

•

Annual Cash Incentive Program: our NEOs received a payment ranging from 90.2% to 95.2% under our annual incentive plan, with the minor departures reflecting individual performance in attaining department goals; and

•

Performance-based Restricted Share Units: vesting ranging from 90.2% to 95.2% of the NEOs’ target number of performance-based RSUs that were subject to the 2011 performance criteria (as adjusted for the effects of the Japan tsunami), with the minor departures reflecting individual performance in attaining department goals.

In addition to the foregoing practices that were aimed to align the executives’ interests with the interests of management, the Board of Directors adopted a requirement in 2010 that the Chief Executive Officer be required to hold equity interests of the Company equal in value to three times his base salary. We believe this measure further supports the Company’s objective of aligning the interests of our Chief Executive Officer with the interests of the Company’s stockholders. In 2012, the Board of Directors adopted a requirement for all other NEOs to hold equity interest of the Company equal to his or her annual base salary.

At the Company’s 2011 Annual Meeting, the Company held a “say-on-pay” vote on the Company’s executive compensation program as set forth in the Proxy Statement. Stockholders overwhelmingly approved the Company’s executive compensation with 99% of votes cast voting “for” the proposal. Thereafter, the Compensation Committee considered the results of the stockholder vote in finalizing the Company’s 2012 compensation, and because an overwhelming majority of stockholders approved the compensation program, the Committee continued to apply the same principles in determining the amounts and types of executive compensation. As a result, substantial changes were not implemented as a result of the stockholder advisory vote. In response to the comments received from stockholders, Institutional Shareholder Services, Inc. (“ISS”), and Glass Lewis, the Company has made the following changes in its compensation strategies and practices: (1) approval of a minimum stockholding requirement for all NEOs; (2) defined the discretionary portion of the annual incentive to be specifically awarded on safety criteria; (3) emphasized cash clawbacks; and (4) added total stockholder return as a significant parameter for performance in the PSU program.

In connection with the proposal seeking advisory approval of the executive compensation program, stockholders also voted on a separate non-binding stockholder vote to advise on whether the say-on-pay vote should occur every one, two or three years. Almost half (49%) of stockholders voted “for” an annual vote so the Company has decided to provide stockholders an advisory vote on the compensation of the Company’s named executive officers on an annual basis.

How Executive Compensation is Determined and the Role of the Compensation Committee, Management and Consultants

The compensation review process for our NEOs generally takes place during the first quarter of each year with a presentation by the Chief Executive Officer to the Compensation Committee of a review of current compensation philosophies and programs of the Company. The role of the Chief Executive Officer is to provide the Compensation Committee with perspectives on the business context and individual performance of the NEOs (other than the Chief Executive Officer) to assist the Compensation Committee in making its decisions. The Chief Executive Officer also provides the Compensation Committee with historical data relating to base pay, incentive determinations and equity awards.

Typically, the Chief Executive Officer produces an executive compensation review for each NEO, excluding the Chief Executive Officer, which includes specific recommendations for:

•	payouts pursuant to the prior year annual cash incentive awards;

•	vesting of applicable equity-based awards tied to prior year performance;

•	base salary for the current year;

•	annual cash incentive award potential for the current year; and

•	annual equity-based incentive award potential for the current year.

After the Chief Executive Officer makes his recommendations to the Compensation Committee regarding the other NEOs, the Chief Executive Officer does not participate further in Compensation Committee deliberations or determinations regarding NEO compensation. The Compensation Committee makes all final decisions concerning all NEO compensation and then submits the determinations to the Board of Directors for ratification. With regard to such ratification by the Board of Directors, the CEO is not present for the deliberations or voting in respect of his own compensation.

Compensation decisions are generally based upon an analysis of competitive benchmarking data and the performance of the Company overall and, at the sole discretion of the Compensation Committee, may also be based upon other considerations such as the individual’s performance, the individual’s influence on the performance of the Company and, where appropriate, the compensation of the individual’s peers within the Company. For purposes of determining NEO compensation levels for the 2011 fiscal year, Mercer was engaged by management to complete a review of NEO compensation, as well as the compensation of certain other employees of the Company. For 2012 compensation discussions, Mercer was engaged - independent of past management relations - by the Compensation Committee to complete a review of NEO compensation.

Compensation Objectives

The compensation package for our NEOs is specifically designed to achieve two compensation objectives:

•	Attracting and retaining key talent; and

•	Aligning the interests of our executive officers with the interests of the Company’s stockholders.

The compensation package achieves the goal of attracting and retaining key talent in a highly competitive mining environment through a total compensation package that pays at or above market levels, as described in more detail below. The compensation package achieves the goal of aligning the interests of management and the Company’s stockholders by linking the payout of executive officer annual cash incentive awards, and the vesting of equity-based awards, to the successful performance of the Company, and in turn, to the creation of stockholder value.

2011 Compensation – The Year in Review

Benchmarking

As part of its evaluation of compensation levels for the 2011 fiscal year, management, with Compensation Committee oversight, retained Mercer to, among other things, confirm the appropriate peer group to be comprised of mining companies approximately our size. Our 2011 peer group was therefore constructed based on the following parameters as of the date of comparison: precious metals mining companies with market values between approximately $210 million and $6.6 billion, sales of less than $1.0 billion and assets of between approximately $230 million and $3.1 billion. There were changes in the peer group from 2010 that resulted from the continued operations and growth of Allied Nevada in comparison to its previous peer group, as well as mergers within the peer member group.

Based on the foregoing criteria, the peer group recommended by Mercer based on input from management and the Compensation Committee was comprised of the following peers:

Alamos Gold Inc.	IAMGOLD
Aurizon Mines Ltd	Hecla Mining Co.
Centerra Gold Inc.	New Gold Inc.
Coeur d’Alene Mines Corp.	Pan American Silver Corp.
Northgate Minerals	Osisko Mining
Stillwater Mining	Golden Star Resources
Brigus Gold	Jaguar Mining Gammon Gold

Mercer was instructed to review the then-current compensation levels of our Chief Executive Officer and Chief Financial Officer and to provide a report summarizing relevant peer group data as to compensation levels. Mercer’s review with respect to 2011 compensation included benchmarking the base salary, annual cash incentive potential, total cash (base salary plus incentive potential) and long-term equity-based incentives of the Chief Executive Officer, Chief Financial Officer and the other named executive officers.

With respect to the compensation of the three other NEOs, Messrs. Hill, Woods and Flint, Mercer utilized the 2011 PricewaterhouseCoopers Mining Industry survey data (the “PWC Survey”) that analyzed the executive compensation practices of mining companies across a broad industry spectrum ranging from small to large companies. The PWC survey was used to evaluate the compensation of Messrs. Hill, Woods and Flint, rather than the peer group developed by Mercer, due to the fact that the companies included in the Mercer peer group generally did not make publicly available the compensation data for positions of the type held by Messrs. Hill, Woods and Flint.

2011 Total Cash Compensation (Salary and Annual Cash Incentive)

When setting the 2011 short-term cash compensation (consisting of base salary and annual cash incentive awards) for the Chief Executive Officer and Chief Financial Officer, we generally targeted the third quartile of the peer group data as the benchmark. The third quartile was determined to be the appropriate target in order to be in a position to attract top talent from a limited talent pool. In addition, by providing our executives with the ability to earn above-average compensation, we are in a better position to retain, in a highly competitive labor market, the quality of senior executives necessary to successfully lead our Company.

With respect to the distribution of total short-term compensation between the salary and cash incentive components, the Compensation Committee targeted the following distribution, which is generally consistent with the prior year distribution:

Named Executive Officer	Salary as a percent of total short term compensation (%)	Short-term cash incentives as a percent of total short term compensation (%)	Total %
Scott A. Caldwell	50	50	100
Hal D. Kirby	67	33	100

In setting the cash compensation levels for NEOs other than the CEO and CFO, we generally targeted the 2nd quartile of the peer group data when available as the benchmark. In most cases, market pay surveys, including surveys and general compensation levels disclosed in the recruiting process, complete the benchmark data. Internal pay equity factors were also taken into consideration to ensure that employees at equivalent levels in our organization were paid comparably. The internal review included relative worth comparisons of each position and development of compensation spacing so that each group of incrementally higher authority roles was no more than 25% higher than the grouping above or below.

Criteria for Payout of 2011 Annual Cash Incentive to NEOs

The 2011 annual cash incentive awards for the NEOs were contingent upon the attainment of the corporate and departmental goals described below. Such goals were developed by management and approved by the Board of Directors during January, 2011. The Compensation Committee also retained discretion to consider other factors, such as an individual’s performance and their respective influence over the various performance categories.

After year-end, the Compensation Committee determined to what extent the goals were satisfied, with partial satisfaction warranting partial payout of the cash incentive awards. The 2011 corporate goals for payout of the 2011 cash incentive awards, and performance results in respect thereof, were the same as were applicable to the 2011 PSU awards (see discussion of goals under the heading below entitled “Performance-Based Conditions for the 2011 PSUs”). Overall, as discussed under such heading, the Compensation Committee’s review of the goals against performance resulted in a determination that 95.2% of the incentive eligibility was achieved, although the Compensation Committee made a target adjustment on sales as a result of the Japan tsunami. The following table sets forth the final determination of the 2011 annual cash incentive payouts for the following persons:

Name	Base Salary ($)	Target Eligibility (as a % of base salary)	Percentage of Total Eligible Received (%)	Dollar Payout ($)
Scott A. Caldwell	550,000	100	95.2	523,600
Hal D. Kirby(1)	300,000	50	90.2	135,300
David Hill(2)	200,000	40	93.2	74,600
Warren Woods(3)	196,000	40	163.0	128,100
David C. Flint	240,000	40	95.2	91,400
Michael Moran(4)	250,000	40	—	—

As shown in the foregoing table, the Compensation Committee exercised its discretion to depart from the generally adjusted annual cash incentive eligibility levels in respect of the cash incentive paid to Mr. Kirby, Mr. Woods and Mr. Hill, on the following bases:

(1)	Mr. Kirby’s cash incentive award was decreased to reflect performance associated with the completion of 2011 Accounting and Finance Department goals.
(2)	Mr. Hill’s cash incentive award was reduced to reflect the fact that departmental goals were delayed in completion.
(3)

Mr. Woods’ cash incentive award was reduced to reflect the operational struggle associated with the revamped mine plans impacted by the Japan tsunami. However, it was increased by $55,000 as a retention tool given extreme recruiting pressure under the Compensation Committee’s discretionary authority resulting in a cash incentive significantly in excess of target.

(4)	Mr. Moran was not employed by the Company at December 31, 2011 and as such was not eligible for payouts under the annual cash-incentive program.

2011 Long Term Equity-Based Awards

Set forth below is a discussion of the long term equity-based awards granted to the Company’s NEOs.

Consistent with the prior year, the Compensation Committee granted long term equity-based awards to NEOs in the form of PSUs. The Compensation Committee chose to award PSUs rather than stock options because it believed that the value of PSUs was more direct and visible than that of stock options. Additionally, PSUs generally require the use of fewer shares than stock options to deliver comparable value to executives.

The Compensation Committee determined the 2011 long term equity-based awards for such NEOs to be a designated percentage of their salaries, as set forth in the following table:

Named Executive Officer	Grant Date Fair Value as a % of Base Salary	Grant Date Fair Value of PSUs ($)	Resulting Number of PSUs(1) (#)
Scott A. Caldwell	250.0	1,375,020	45,834
Hal D. Kirby	175.0	528,210	17,607
Warren Woods	75.0	147,060	4,902
David Flint	125.0	300,060	10,002
Dave Hill	120.0	237,510	7,917

(1)

The specific number of PSUs awarded to each such person was determined by dividing the targeted grant date fair value of the award by the closing price of the Company’s common stock on the date the PSUs were awarded.

The PSUs awarded to Mr. Caldwell and Mr. Kirby were determined with reference to the third quartile of the peer group data, and the PSUs awarded to Messrs. Woods, Flint and Hill were determined through the informal process outlined above under the discussion of their cash compensation and targeting the third quartile for this portion of compensation. The allocation of the PSU awards is progressive, so that the persons with greater total compensation and higher ranking in the organization will have an increased percentage of compensation paid in PSUs. This ensures that higher paid persons with greater accountability have correspondingly greater “at risk” financial interest in the sustained success of the Company and its stockholders.

Michael Moran was hired by the Company in January 2011 as Vice President, Project Development. This position was added to manage the project engineering and construction management functions for the development and implementation of the Company’s expansion programs at the Hycroft Mine. As it was important to ensure the long-term retention of this position through the expected construction period, Mr. Moran’s PSU grant of 80,000 units had a vesting schedule as follows:

Name	Performance Vesting Date	PSUs (#)	Grant date value of restricted share units ($)
Michael Moran	March 31, 2012	10,000	300,000
	March 31, 2013	10,000	300,000
	March 31, 2014	15,000	450,000
	March 31, 2015	20,000	600,000
	March 31, 2016	25,000	750,000

Total		80,000	2,400,000

Mr. Moran was not employed by the Company as of December 31, 2011. Therefore, in accordance with the terms of the PSU grants, all PSUs were forfeited and cancelled.

Performance-Based Conditions for the 2011 PSUs

The 2011 PSUs awarded to the NEOs provide for vesting at a rate of one-third over three years, provided that performance-based vesting criteria applicable to each such year are satisfied. The performance-based criteria applicable to the vesting of the first one-third of the 2011 PSUs, as well as the second tranche of 2010 PSUs and third tranche of 2009 PSUs are set forth in the table below. The criteria that are applicable for the second one-third tranche of the 2011 PSUs to vest in 2012, as well as the third tranche of the 2010 award and the first tranche of the 2012 award are each set forth under the heading below entitled “2012 PSU Performance-Based Vesting Criteria.” The criteria that will be applicable to the final one-third that may vest for 2013 will be determined by the Compensation Committee and ratified by the Board in the early part of 2013. The 2011 criteria applicable to the PSU awards from 2009, 2010 and 2011 that were subject to performance vesting in March 2012 were as follows:

Criteria	Weighting and Measurement	Notes
Sales	40% - 125,000 ounces of sales

20% - 100,000 ounces of sales

10% - 90,000 ounces of sales or less

Adjusted due to Japan Tsunami:

40% - 100,000 ounces of sales

20% - 85,000 ounces of sales

10% - 75,000 ounces of sales or less

Performance between the targets will be interpolated

Adjusted Cash Cost per ounce of gold sold(1)	30% - $490 per ounce 20% - $525 per ounce 10% - $550 per ounce or more	Performance between the targets will be interpolated

Discretionary	0 to 30%

(1)

Adjusted cash costs is a non-GAAP measure, calculated on a per ounce of gold sold basis, and includes all normal direct and indirect operating cash costs related directly to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash cost provides management and investors with a measure to assess the Company’s performance against other precious metals companies and performance of the mining operations over multiple periods. Non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The foregoing performance measures were selected for the following reasons:

•

Ounces of gold sold was selected because gold is the primary product of the Hycroft Mine. By including the physical ounces of gold sold, rather than a revenue measure, management is not disadvantaged or rewarded for swings in the price of gold that are beyond management’s control.

•	Adjusted cash cost per ounce was selected as a measure of management’s ability to control the operating costs of the Company.

•	The Committee reserved 30% of the potential award on a discretionary basis. Generally, safety, preset individual performance goals, and environmental targets were used.

Based on actual performance for the year in respect of the vesting criteria, the resulting vesting percentages under the adopted criteria set forth above were as follows:

Criteria	Actual Percentage Earned (%)
Ounces of gold sold (as adjusted for the Japan tsunami)	35.2
Adjusted Cash Cost per ounce of gold sold	30.0

Total out of Possible 70% (prior to discretionary portion)	65.2

The Compensation Committee determined that the general performance of the Company during 2011 was strong, as evidenced by those items noted in the Executive Summary section of this Compensation Discussion and Analysis. As a result, the Compensation Committee determined that the discretionary vesting component of the 2011 PSUs would vest at full, while the sales portion was adjusted by 30,000 ounces to a target of 100,000 ounces, with sales of 88,191. This resulted in the determination that each of the tranches of the PSU awards subject to this criteria, namely, the first tranche of the 2011 awards, second tranche of the 2010 RSUs, and the third tranche of the 2009 RSUs, would vest at between 90.2% to 95.2% of their eligibility.

The following table summarizes the applicable 2009 PSUs that will vest as a result of the satisfaction of the 2011 criteria:

Name(1)	Grant Date	Maximum 2009 PSUs available for vesting on March 31, 2012 (equal to 1/3 of total number granted in 2009) (#)(3)	Final 2009 PSU vesting percentage for the third tranche (%)	Final number of 2009 PSUs vested on March 31, 2012 (#)(2)	Total grant date fair value of 2009 PSUs vested on March 31, 2012 ($)(3)
Scott A. Caldwell	June 17, 2009	48,166	95.2	45,855	405,810
Hal D. Kirby	June 17, 2009	28,666	90.2	25,858	228,840
Warren Woods	June 17, 2009	11,666	93.2	10,874	96,240

(1)

David Flint was not determined to be an NEO until 2009. Because the performance-based vesting program was new at the beginning of 2009 and was limited to the 2008 NEOs, Mr. Flint was not included in the 2009 performance-based RSU plan.

(2)	The specific number of shares vested was determined by multiplying the PSUs awarded and vesting by the performance percentage.
(3)

The specific number of PSUs awarded to each such person was determined by dividing the targeted grant date fair value of the award by the closing price of the Company’s common stock on the date the PSUs were awarded.

The following table summarizes the applicable 2010 PSUs that will vest as a result of the satisfaction of the 2011 criteria:

Name	Grant Date	Maximum 2010 PSUs available for vesting on March 31, 2012 (equal to 1/3 of total number granted in 2010) (#)(2)	Final 2010 PSU vesting percentage for the second tranche (%)	Final number of 2010 PSUs vested on March 31, 2012 (#)(1)	Total grant date fair value of 2010 PSUs vested on March 31, 2012 ($)(2)
Scott A. Caldwell	March 10, 2010	22,600	95.2	21,515	317,130
Hal D. Kirby	March 10, 2010	9,600	90.2	8,660	127,650
Warren Woods	March 10, 2010	4,300	93.2	4,008	59,080
David Flint	March 10, 2010	4,066	95.2	3,872	57,070

(1)	The specific number of shares vested was determined by multiplying the PSUs awarded and vesting by the performance percentage.
(2)

The specific number of PSUs awarded to each such person was determined by dividing the targeted grant date fair value of the award by the closing price of the Company’s common stock on the date the PSUs were awarded.

The following table summarizes the applicable 2011 PSUs that will vest as a result of the satisfaction of the 2011 criteria:

Name	Grant Date	Maximum 2011 PSUs available for vesting on March 31, 2012 (equal to 1/3 of total number granted in 2011) (#)(2)	Final 2011 PSU vesting percentage for the first tranche (%)	Final number of 2011 PSUs vested on March 31, 2012 (#)	Total grant date fair value of 2011 PSUs vested on March 31, 2012 ($)
Scott A. Caldwell	February 25, 2011	15,278	95.2	14,545	436,350
Hal D. Kirby	February 25, 2011	5,869	90.2	5,294	158,820
Warren Woods	February 25, 2011	1,634	93.2	1,523	45,690
David Flint	February 25, 2011	3,334	95.2	3,174	95,220
Dave Hill	February 25, 2011	2,639	93.2	2,460	73,800

(1)	The specific number of shares vested was determined by multiplying the PSUs awarded and vesting by the performance percentage.
(2)

The specific number of PSUs awarded to each such person was determined by dividing the targeted grant date fair value of the award by the closing price of the Company’s common stock on the date the PSUs were awarded.

Michael Moran was not employed at December 31, 2011 and, thus, forfeited his awards and was not entitled to payouts under the Company’s PSU program.

Restricted Share Units vesting in 2011.

Prior to their inclusion in the PSU program discussed above, Mr. Flint and Mr. Hill were awarded RSUs.

•	In May 2009, Mr. Flint was awarded 15,000 RSUs that vested equally over the following three-year period. In March 2011, 5,000 of these units vested.

•	In March 2010, Mr. Hill was awarded 5,700 RSUs that vested equally over the following three-year period. In March 2011, 1,900 of these units vested.

2012 Compensation Decisions

2012 Performance-Based Annual Cash Incentive Criteria

Based on internal review, analysis by ISS, and recommendations from Mercer, compensation metrics for 2012 were modified to address a more specific and measurable target versus discretionary, with a focus given on safety. The 2012 Performance Based Vesting of PSUs was modified to include total shareholder return (“TSR”)(1) with a significant portion of the performance weighting.

(1)	Total Shareholder Return = (Stock price(end of period) - Stock Price(start of period) + Dividends Paid and Reinvested) ÷ Stock Price(start of the period).

Performance-Based Annual Cash Incentive Award Criteria for the 2012

The 2012 short term cash incentive will be awarded at year-end and based on the following criteria:

Criteria	Weighting and Measurement	Notes
Production	33.3% 175,000 ounces of sales 20.0% 160,000 ounces of sales 10.0% 150,000 ounces of sales or less	Performance between production targets will be interpolated

Adjusted Cash Cost per ounce of gold sold(1)	33.3% - $476 per ounce 20% - $505 per ounce 10% - $535 per ounce or more	Performance between cost targets will be interpolated

Safety and Health	33.3% for performance 10% below the published All Incident Rate for Surface mining Nevada 20 % for performance that matches the All Incident Rate 10 % for performance 10% above the All Incident Rate	Performance below or above the All Incident Rate will be interpolated

(1)

Adjusted cash costs is a non-GAAP measure, calculated on a per ounce of gold sold basis, and includes all normal direct and indirect operating cash costs related directly to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash cost provides management and investors with a measure to assess the Company’s performance against other precious metals companies and performance of the mining operations over multiple periods. Non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The foregoing performance measures were selected for the following reasons:

•

Ounces of gold sold was selected because gold is the primary product of the Hycroft Mine. By including the physical ounces of gold sold, rather than a revenue measure, management is not disadvantaged or rewarded for swings in the price of gold that are beyond management’s control.

•	Cost per ounce was selected as a measure of management’s ability to control the operating costs of the Company.

•

In 2012, the Company determined that safety as compared to its peers by metal and location and measured in All Incident Rate would replace the discretionary portion as the focus on safety is the number one goal of the Company.

2012 PSU Performance-Based Vesting Criteria

The 2012 PSUs awarded to the NEOs provide for vesting at a rate of one-third over three years, provided that performance-based vesting criteria applicable to each such year is satisfied. The criteria to which the first tranche of the 2012 PSUs (as well as the second tranche of the 2011 PSUs and the third tranche of the 2010 PSUs) are subject are as follows:

Criteria	Weighting and Measurement	Notes
Relative TSR	30% based on TSR at the 50th percentile of peers 20% based on TSR at the 35th percentile of peers 10% based on TSR at the 25th percentile of peers	Performance between targets will be interpolated

Production	30% - 175,000 ounces of sales 20% - 160,000 ounces of sales 10% - 150,000 ounces of sales or less	Performance between the targets will be interpolated

Adjusted Cash Cost per ounce of gold sold(1)	30% - $476 per ounce 20% - $505 per ounce 10% - $535 per ounce or more	Performance between the targets will be interpolated

Discretionary	0 to 10%

(1)

Adjusted cash costs is a non-GAAP measure, calculated on a per ounce of gold sold basis, and includes all normal direct and indirect operating cash costs related directly to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash cost provides management and investors with a measure to assess the Company’s performance against other precious metals companies and performance of the mining operations over multiple periods. Non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The foregoing performance measures were selected for the following reasons:

•

TSR was selected as it provides a direct comparison of the Company’s return in relation to its peer group. The measure reflects how well a company has created long-term value in highly competitive capital, labor, and product markets — markets that are often very short-term oriented.

•

Ounces of gold sold was selected because gold is the primary product of the Hycroft Mine. By including the physical ounces of gold sold, rather than a revenue measure, management is not disadvantaged or rewarded for swings in the price of gold that are beyond management’s control.

•	Cost per ounce was selected as a measure of management’s ability to control the operating costs of the Company.

Clawback Provisions

It is the policy of the Board of Directors to require, to the full extent permitted by governing law, reimbursement of any portion of a cash incentive previously paid to our executives pursuant to the terms of the Company’s cash incentive programs if (a) the amount of any cash incentive was calculated based on the achievement of certain financial results that were subsequently the subject of restatement, (b) the amount of such cash incentive that would have been awarded to the executive had the financial results been reported as in the restatement would have been lower than the cash incentive actually awarded, and (c) in the judgment of the Board of Directors, the circumstances warrant such reimbursement.

Termination/Change of Control Benefits

As described in detail below under the heading “Payments Upon Termination or Change of Control,” the Company’s employment agreements with certain members of our management team provide for payments and benefits in the event of certain terminations or in connection with a change in control of the Company. At the time such agreements were negotiated, the Company was a junior mining company, exposing the Company to an increased risk of hostile acquisitions. The terms of the employment agreements with certain members of our management were structured to enhance the likelihood of retaining the services of such officers in the event the Company was to become an acquisition target and to allow management to focus their attention on the Company’s business operations, stockholder value and the attainment of long-term and short-term objectives and provide incentive for our management to act in the best interest of our stockholders in the event the Company were approached by a possible acquiring company. Additionally, the termination provisions provide incentive for our management to act in the best interest of our stockholders without undue concern over their employment or financial situations or the threat that their business decisions will be scrutinized with the benefit of hindsight.

The termination and change of control benefits were established both through the process of negotiating the employment agreements with the employee and through a review of termination and change of control benefits generally available in the mining industry. The review included discussions with recruiters and other persons in the mining industry regarding market practices. In light of the fact that the members of management receiving such benefits were new employees of the Company at the time the benefits were negotiated, and they therefore lacked the prior accumulated wealth that a founder of a company may have, the Company believes that the these benefits were appropriate.

Internal Pay Equity

The Compensation Committee reviewed the Hewitt report for 2010 compensation and the Mercer report for 2011 and concluded that total compensation for a company’s chief executive officer is generally higher than the total compensation of its chief financial officer and other officers, and that the total compensation of the chief financial officer is generally higher than the total compensation of officers other than the chief executive officer, due to their respective levels of responsibility for the performance of the Company as a whole and due to the greater portion of their compensation that is “at risk” and subject to the actual performance of the Company. The relative total compensation for the Company’s executive officers for 2011 followed the same pattern as observed in the Mercer report, with the Company’s Chief Executive Officer receiving the highest total compensation, followed by the Chief Financial Officer, followed by the remaining officers reflecting their relatively greater levels of responsibility for the performance of the Company as a whole. As the ordinal pay ranking is consistent with comparator companies, and because compensation is generally determined in relation to benchmark data relating to officers holding similar positions at comparator companies, the Compensation Committee believes that the relative compensation among officers was appropriate. The internal review included relative worth comparisons of each position and development of compensation spacing so that each group of incrementally higher authority roles is positioned correctly.

Perquisites and Other Personal Benefits

The Company’s executive officers are not entitled to significant perquisites or other personal benefits not generally offered to our employees other than as disclosed in the Summary Compensation Table. Messrs. Caldwell and Kirby are provided certain club memberships to aide customer and client development. The Company has approved a qualified tax-deferred savings plan (the “401(k) Plan”) in accordance with the provisions of Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the terms of this program, the Company provided matching contributions in 2010 of up to 4% and in 2011 of up to 6% of the individual’s contributions. In addition the Company established the Allied Nevada Gold Corp Supplemental Executive Retirement Plan, to provide for restoration contributions equivalent to lost opportunity under the 401(k) plan due to annual compensation limits.

The Compensation Committee, targeted the 50th percentile of the peer group data as the benchmark and amended the 401(k) Plan to adopt the recommendations of the Mercer report. Consistent with the Company’s compensation philosophy, the Compensation Committee targeted the 50th percentile in order to be in a position to attract top talent from a limited talent pool and to retain the quality of senior executives necessary to successfully lead our Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis section of this Proxy Statement. Based on such review and discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Submitted by the following members of the Compensation Committee of the Board of Directors:

D. Bruce Sinclair (Chair)

John W. Ivany

Robert G. Wardell

EXECUTIVE COMPENSATION

The following table provides information regarding our current executive officers. Each officer is appointed to serve until his successor is chosen and qualifies.

Name, Age	Principal Occupation, Business or Employment(1)
Scott A. Caldwell Age: 55	President and Chief Executive Officer of Allied Nevada from September 2006 to present (Chief Financial Officer of Allied Nevada from September 2006 to April 2007), consultant to Vista Gold Corp. (“Vista”); formerly with Kinross Gold Corporation as Executive Vice President and Chief Operating Officer from March 2003 to August 2006.

Stephen M. Jones Age: 53	Executive Vice President and Chief Financial Officer of Allied Nevada from March 2012 to present; formerly with EPM Mining Ventures, Inc., as Chief Financial Officer from May 2011 to August 2011 and as its President and Secretary from March 2010 to May 2011, and with Katanga Mining Limited as its Senior Vice President and Chief Financial Officer from June 2006 until December 2008.

Hal D. Kirby Age: 44	Executive Vice President of Finance of Allied Nevada from March 2012 to present; Executive Vice President and Chief Financial Officer of Allied Nevada from April 2007 to March 2012; financial and accounting consultant to Allied Nevada from January 2007 to April 2007; formerly with Kinross Gold Corporation as Vice President and Controller from June 2005 to August 2006.

Warren Woods Age: 54	Vice President and Hycroft General Manager at Allied Nevada from January 2008 to present; General Manager – Nome Operations at Nova Gold Resources (Alaska Gold) from September 2005 to January 2008.

David C. Flint Age: 55	Vice President of Exploration of Allied Nevada from August 2007 to present; General Manager of Kennecott Utah Copper from July 2005 to July 2007.

David Hill Age: 57	Vice President, Metallurgy of Allied Nevada Gold from November 2009 to present; Superintendent of Strategic Planning of Barrick Goldstrike from November 2002 to October 2009.

Gary Banbury Age: 59

Vice President, Mining Support Services of Allied Nevada from January 2012 present; Vice President,

Human Resources and Administration, Thompson Creek Metals Company from March 2011 to December 2011; President and Chief Operating Officer of RJ Human Capital Services LLC, from March 2009 to March 2011.

None of the above executive officers have entered into any arrangement or understanding with any other person pursuant to which they were, or are to be, elected as an executive officer of Allied Nevada.

Summary Compensation Table

The following table sets forth information regarding the compensation of our NEOs and certain significant employees. Additional information on the components of the total compensation package, including a discussion of the proportion of each element to total compensation, is discussed in the Compensation Discussion and Analysis.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards(1) ($)	Option awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	All other compensation(3) ($)		Total ($)
Scott A. Caldwell, President and Chief Executive Officer	2011	542,051	—	1,375,020	—	523,600	86,610	(4)	2,527,281
	2010	412,939	100,000	999,400	—	500,000	20,143		2,032,482
	2009	380,833	—	1,278,825	—	298,400	20,320		1,978,378

Hal D. Kirby, Executive Vice President and Chief Financial Officer	2011	299,806	—	528,210	—	135,300	36,779	(5)	1,000,095
	2010	281,457	40,000	424,500	—	155,650	18,341		919,948
	2009	270,833	—	761,100	—	85,300	25,855		1,143,088

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards(1) ($)		Option awards ($)	Non-Equity Incentive Plan Compensation (2) ($)	All other compensation(3) ($)		Total ($)
David Hill,	2011	196,667	—	237,510		—	74,600	14,785	(6)	523,562
Vice President of Metallurgical Services(6)	2010	198,484	10,000	274,698		—	50,220	20,122		553,324

Warren Woods, Vice President and Hycroft General Manager	2011	195,046	—	147,060		—	128,100	33,314	(7)	503,520
	2010	189,035	20,000	190,100		—	57,000	25,098		481,233
	2009	183,333	—	309,750		—	19,400	25,333		537,816

David C. Flint, Vice President, Exploration	2011	240,000	—	300,060		—	91,400	22,540	(8)	654,000
	2010	181,319	20,000	179,800		—	72,000	9,266		462,385
	2009	166,750	—	86,700		—	30,300	6,912		290,662

Michael Moran, Vice President, Project Development	2011	254,808	—	2,400,000	(9)	—	—	—		2,654,808

(1)

The amounts shown do not reflect compensation actually received by the NEOs, but represent aggregate grant date fair value for the awards granted in each respective year, calculated in accordance with applicable SEC guidance and FASB ASC 718, excluding estimated forfeitures. These awards were granted pursuant to our Restricted Share Plan and are subject to performance-based vesting criteria. See the discussion under the heading “2011 Compensation – The Year in Review” in the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of these awards and the aforementioned vesting criteria.

(2)	These awards were granted pursuant to our 2011 annual cash incentive award program.
(3)	Unless otherwise noted, all other compensation includes matching contributions paid by the Company pursuant to the Allied Nevada Gold Corp. 401(k) Plan.
(4)	Amount includes $22,000 of matching contributions paid by the Company pursuant to the Allied Nevada Gold Corp. 401(k) Plan, $16,810 for golf club membership and $47,800 in 401(k) restoration payment.
(5)

Amount includes $1,000 for U.S. Visa related expenses, $16,500 of matching contributions paid by the Company pursuant to the Allied Nevada Gold Corp. 401(k) Plan, $6,810 for golf club membership and $12,469 in 401(k) restoration payments.

(6)	David Hill was not a NEO during 2009, and thus only the compensation he earned during 2010 and 2011 is presented, as well as $113 in 401(k) restoration payments.
(7)

Amount includes $10,200 for reimbursement of housing costs, $7,680 for personal use of a Company provided automobile, $15,014 of matching contributions paid by the Company pursuant to the Allied Nevada Gold Corp. 401(k) Plan, as well as $420 in 401(k) restoration payments.

(8)	Amount includes $18,520 of matching contributions paid by the Company pursuant to the Allied Nevada Gold Corp. 401(k) Plan, and $4,020 in 401(k) restoration payments.
(9)	Mr. Moran was not employed by the Company at December 31, 2011 and therefore, in accordance with the terms of the PSU grants, all PSUs were forfeited and cancelled in accordance with their terms.

2011 Grants of Plan-Based Awards

The following table sets forth information as of December 31, 2011 regarding annual cash incentive awards and equity-based awards granted to our NEOs.

Name	Grant date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
		Target ($)	Threshold (#)	Target(3) (#)	Maximum (#)
Scott A. Caldwell	02-25-2011	550,000	9,167	45,834	45,834	—	1,375,020
Hal D. Kirby	02-25-2011	150,000	3,521	17,607	17,607	—	528,210
David Hill	02-25-2011	80,000	1,583	7,917	7,917	—	237,510
Warren Woods	02-25-2011	78,400	980	4,902	4,902	—	146,060
David C. Flint	02-25-2011	96,000	2000	10,002	10,002	—	300,060
Michael Moran(5)	02-25-2011	—	—	—	—	—	—

(1)

This column shows the “target” amount payable to each NEO under the 2011 Annual Cash Incentive Plan, based upon the achieved pursuant to the corporate performance goals during the last completed fiscal year. Details regarding such cash awards are contained under the heading “2011 Compensation – The Year in Review” in the “Compensation Discussion and Analysis” section of this Proxy Statement. There are no “threshold” or “maximum” levels available for this award.

(2)

Amounts reflect the number of shares underlying each NEO’s PSU grant. These awards were granted under the Company’s Performance-Based Restricted Share Plan and will vest in whole or in part in three equal installments on March 31 in each of 2012, 2013 and 2014, provided that the performance-based criteria applicable to each such year are satisfied. For a discussion of the performance-based criteria to which the PSUs are subject, see the discussion under the heading “2011 Compensation – The Year in Review” in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)	The “target” levels are based on performance for the fiscal year ended December 31, 2011.
(4)

The amounts shown do not reflect compensation actually received by the NEOs, but represent total grant date fair value for the awards granted in each respective year, calculated in accordance with FASB ASC Topic 718, excluding estimated forfeitures. The PSU values are based upon the fair market value of the Company’s stock on the date of grant.

(5)	Mr. Moran was not employed by the Company at December 31, 2011 and therefore, all equity awards were forfeited and cancelled in accordance with their terms.

2011 Option Exercises and Stock Vested

The following table provides information regarding PSU awards that vested and stock options that were exercised by our NEOs during 2011. Option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value is calculated by multiplying the number of shares of RSUs vested by the fair market value of the underlying shares on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Scott A. Caldwell	4,386	132,419	70,766	2,510,778
Hal D. Kirby	—	—	38,266	1,357,678
David Hill	—	—	5,900	209,332
Warren Woods	—	—	15,966	566,474
David C. Flint	—	—	9,066	321,662
Michael Moran(1)	—	—	—	—

(1)	Mr. Moran was not employed by the Company as of December 31, 2011 and therefore, all equity awards were forfeited and cancelled in accordance with their terms.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information regarding stock options and stock awards held by our NEOs and significant employees as of December 31, 2011.

			Option awards(1)				Stock awards(1)
Name	Grant Date		Number of securities underlying unexercised options Exercisable (#)	Number of securities underlying unexercised options(1) unexercisable (#)	Option exercise price(2) ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other that have not vested ($)
Scott A. Caldwell	06-17-2009	(4)	—	—	—	—	48,168	1,458,527	—	—
	03-10-2010	(6)	—	—	—	—	22,600	684,328	22,600	684,328
	02-25-2011	(7)	—	—	—	—	15,278	462,618	30,556	925,236

Hal D. Kirby	06-17-2009	(4)	—	—	—	—	28,666	868,067	—	—
	03-10-2010	(6)	—	—	—	—	9,600	290,688	9,600	290,688
	02-25-2011	(7)	—	—	—	—	5,869	177,713	11,738	355,427

David Hill	01-05-2010	(5)	—	—	—	—	8,000	242,240	—	—
	03-10-2010	(6)	—	—	—	—	3,800	115,064	—	—
	02-25-2011	(7)	—	—	—	—	2,639	79,909	5,278	159,818

Warren Woods	01-21-2008	(3)	10,000	—	5.05	01-21-2013	—	—	—	—
	06-17-2009	(4)	—	—	—	—	11,667	353,277	—	—
	03-10-2010	(6)	—	—	—	—	4,300	130,204	4,300	130,204
	02-25-2011	(7)	—	—	—	—	1,634	49,478	3,268	98,955

David C. Flint	09-18-2007	(3)	28,041	—	4.30	09-18-2017	—	—	—	—
	05-13-2009	(4)	—	—	—	—	5,000	242,240
	03-10-2010	(6)	—	—	—	—	4,066	123,118	4,066	123,118
	02-25-2011	(7)	—	—	—	—	3,334	100,954	6,668	201,907

(1)

See the discussion under the heading of “Payments Upon Termination or Change of Control” for a discussion of vesting of these awards in the event of certain terminations of the NEO and in connection with a change of control.

(2)

Pursuant to the terms of the Allied Nevada 2007 Stock Option Plan, the exercise price for shares of common stock underlying options awarded under the Plan is the closing price of the common stock on either the TSX or NYSE Amex as of the date of grant.

(3)	Options issued in 2007 and 2008 are fully vested.
(4)	Vests in equal annual installments over a three-year period, beginning on March 31, 2010, pursuant to single-year performance-based criteria.
(5)	Vests in equal annual installments over a three-year period, beginning on January 5, 2011, pursuant to single-year performance-based criteria.
(6)	Vests in equal annual installments over a three-year period, beginning on March 31, 2011, pursuant to single-year performance-based criteria.
(7)	Vests in equal annual installments over a three-year period, beginning on March 31, 2012, pursuant to single-year performance-based criteria.

Employment Agreements

Given the extraordinary competitiveness of the labor market in the State of Nevada mining industry, coupled with the need to attract and retain highly qualified executives in a start-up environment, the Company extended employment agreements to Messrs. Caldwell, Kirby, Flint, Hill and Woods. The material terms of these employment agreements are described below.

Scott A. Caldwell

On January 11, 2008, Allied Nevada entered into an employment agreement with Scott A. Caldwell, President and Chief Executive Officer. Pursuant to the terms of his employment agreement, Mr. Caldwell’s employment began effective as of April 16, 2007, and he continues to be employed by the Company on an “at-will” basis.

Pursuant to his employment agreement, Mr. Caldwell receives an annual base salary in the amount of $330,000, as well as a discretionary cash incentive up to a maximum amount of 100% of his base salary in any calendar year, based upon the achievement by Mr. Caldwell of pre-determined performance targets set by our Board of Directors. Grants of any such cash incentive shall be in the sole discretion of the Board of Directors and any cash incentive shall be earned only after grant thereof by the Board of Directors.

Mr. Caldwell’s eligibility to receive such cash incentive is conditioned upon his continued employment, both at the time the Board of Directors considers the grant of incentives and at the time such incentives are actually granted and paid. Mr. Caldwell is also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as the Company may make available to, or have in effect for, its senior executives.

Hal Kirby

On January 11, 2008, Allied Nevada entered into an employment agreement with Hal Kirby, Executive Vice President and Chief Financial Officer. Pursuant to the terms of his employment agreement, the term of Mr. Kirby’s employment began effective as of April 16, 2007, and he shall continue to be employed by the Company on an “at-will” basis.

Pursuant to the terms of his employment agreement, Mr. Kirby receives an annual base salary in the amount of $225,000, as well as a discretionary cash incentive up to a maximum amount of 40% of his base salary in any calendar year, based upon the achievement by Mr. Kirby of pre-determined performance targets set by the Chief Executive Officer and approved by our Board of Directors. Grant of any such cash incentive shall be in the sole discretion of the Board of Directors and any cash incentive shall be earned only after grant thereof by Chief Executive Officer and approved by the Board of Directors. Mr. Kirby’s eligibility to receive such cash incentive is conditioned upon his continued employment, both at the time the Board of Directors considers the grant of incentives and at the time such incentives are actually granted and paid. Mr. Kirby is also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as the Company may make available to, or have in effect for, its senior executives.

Pursuant to his employment agreement, Mr. Kirby was reimbursed for relocation from his residence in Toronto, Ontario, Canada.

David Hill

On October 15, 2010, Allied Nevada entered into an employment agreement with David Hill, Vice President of Metallurgical Services. Pursuant to the terms of his employment agreement, the term of Mr. Hill’s employment began effective as of November 2, 2010, and he shall continue to be employed by the Company on an “at-will” basis.

Pursuant to the terms of his employment agreement, Mr. Hill receives an annual base salary in the amount of $162,000, as well as a discretionary cash incentive up to a maximum amount of 30% of his base salary in any calendar year, based upon the achievement by Mr. Hill of pre-determined performance targets set by the Chief Executive Officer and approved by the Board of Directors. Grant of any such cash incentive shall be in the sole discretion of the Board of Directors and any cash incentive shall be earned only after grant thereof by our President and Chief Executive Officer and approved by the Board of Directors. Mr. Hill’s eligibility to receive such cash incentive is conditioned upon his continued employment, both at the time the Board of Directors considers the grant of incentives and at the time such incentives are actually granted and paid. Mr. Hill is also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as the Company may make available to, or have in effect for, its senior executives.

Warren Woods

On March 16, 2009, Allied Nevada entered into an employment agreement with Warren Woods, General Manager of Hycroft Operations. Pursuant to the terms of his employment agreement, the term of Mr. Woods’s employment began effective as of January 7, 2008, and he shall continue to be employed by the Company on an “at-will” basis.

Pursuant to the terms of his employment agreement, Mr. Woods receives an annual base salary in the amount of $185,000, as well as a discretionary cash incentive up to a maximum amount of 30% of his base salary in any calendar year, based upon the achievement by Mr. Woods of pre-determined performance targets set by the Chief Executive Officer and approved by the Board of Directors. Grant of any such cash incentive shall be in the sole discretion of the Board of Directors and any cash incentive shall be earned only after grant thereof by the Chief Executive Officer and approved by the Board of Directors. Mr. Woods’s eligibility to receive such cash incentive is conditioned upon his continued employment, both at the time the Board of Directors considers the grant of incentives and at the time such incentives are actually granted and paid. Mr. Woods is also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as the Company may make available to, or have in effect for, its senior executives.

David C. Flint

On October 9, 2008, Allied Nevada entered into an employment agreement with David Flint, Vice President of Exploration. Pursuant to the terms of his employment agreement, the term of Mr. Flint’s employment began effective as of August 1, 2007, and he was employed by the Company on an “at-will” basis.

Pursuant to the terms of his employment agreement, Mr. Flint receives an annual base salary in the amount of $164,000, as well as a discretionary cash incentive up to a maximum amount of 25% of his base salary in any calendar year, based upon the achievement by Mr. Flint of pre-determined performance targets set by the Chief Executive Officer and approved by the Board of Directors. Grant of any such cash incentive was in the sole discretion of the Board of Directors and any cash incentive was earned only after grant thereof by the Chief Executive Officer and approved by the Board of Directors. Mr. Flint’s eligibility to receive such cash incentive was conditioned upon his continued employment, both at the time the Board of Directors considers the grant of incentives and at the time such incentives are actually granted and paid. Mr. Flint was also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as the Company may make available to, or have in effect for, its senior executives.

Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreements

As a condition to their employment with Allied Nevada and their receipt of the compensation and benefits described above, as well as under the following heading “Payments Upon Termination or Change of Control”, each of Messrs. Caldwell, Kirby, Woods, Hill and Flint were required to execute and deliver an Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement, a form of which was attached to their individual employment agreements. Under the latter agreement, each of these executives has agreed that during his employment and for one year following termination of his employment with Allied Nevada, he will not carry on business in the State of Nevada which is similar to or in any way competitive with our mineral property-related business, including business conducted with potential joint venture partners with which Allied Nevada is or was actively pursuing a potential business relationship during the applicable period.

Payments upon Termination or Change of Control

The following table sets forth the payments upon termination or change of control that would have been owed to the persons listed below, assuming such an event occurred as of December 31, 2011 and a price per share of $30.28, the closing price of the Company’s common stock on the NYSE Amex on December 30, 2011:

Name	Termination Without Cause or by Executive for Good Reason ($)	Death or Disability ($)	Voluntary Termination by the Executive (other than for Good Reason) ($)(1)	Termination after change of control ($)
Scott A. Caldwell
Salary	1,100,000	—	45,833	1,100,000
Target cash incentive payout	1,100,000	—	—	1,100,000
Medical benefit continuation	36,000	—	—	36,000
Continued vesting	2,827,200	—	—	—
Equity acceleration	—	—	—	4,215,000
Life insurance	—	50,000	—	—
Total	5,063,200	50,000	45,833	6,451,026
Hal D. Kirby
Salary	600,000	—	25,000	600,000
Target cash incentive payout	300,000	—	—	300,000
Medical benefit continuation	36,000	—	—	36,000
Continued vesting	1,449,400	—	—	—
Equity acceleration	—	—	—	1,982,600
Life insurance	—	50,000	—	—
Total	2,385,400	50,000	25,000	2,918,600
David Hill
Salary	—	—	16,667	200,000
Target cash incentive payout	—	—	—	60,000
Medical benefit continuation	—	—	—	6,000
Equity acceleration	—	—	—	597,031
Life insurance	—	50,000	—	—
Total	—	50,000	16,667	863,031

Warren Woods
Salary	—	—	16,333	196,000
Target cash incentive payout	—	—	—	58,800
Medical benefit continuation	—	—	—	9,000
Equity acceleration	—	—	—	762,127
Life insurance	—	50,000	—	—
Total	—	50,000	16,333	1,025,927
David C. Flint
Salary	—	—	20,000	240,000
Target cash incentive payout	—	—	—	72,000
Medical benefit continuation	—	—	—	6,000
Equity acceleration	—	—	—	700,558
Life insurance	—	50,000	—	—
Total	—	50,000	20,000	1,018,558

(1)

Assumes the Company immediately accepts the employee’s termination, elects to waive its right to a 30-day notice period and relieves the employee of any obligation to perform duties during the 30-day notice period. Amount reflects the payment of the employee’s compensation and benefits for the term of the 30-day notice period, which is the maximum amount that can be paid to an employee upon voluntary termination (other than for good reason).

Each of the employment agreements entered into between Allied Nevada and Messrs. Caldwell, Kirby, Hill, Woods and Flint contain provisions which entitle each of them to payments following termination of their employment in certain circumstances, as described below.

Termination by Allied Nevada Without Cause or by the Executive for Good Reason

Each of the employment agreements between us and Messrs. Caldwell and Kirby, provide that, in the event their employment is terminated by Allied Nevada other than for “cause” (as defined below), or is terminated by any of them for “good reason” (as defined below), they are entitled to receive payment from the Company, when due, of unpaid base salary, expense reimbursements and vacation days accrued prior to the date of such termination and will also receive, in exchange for execution and delivery to Allied Nevada of a separation agreement and general release, the following severance benefits:

•

Pursuant to the employment agreements with Messrs. Caldwell and Kirby, (a) a lump sum severance equal to (i) 2 times their respective base salary then in effect, plus (ii) 2 times their respective target cash incentive for the year in which employment is so terminated, in each case payable promptly following the tenth day after delivery to Allied Nevada of an executed separation agreement and general release, (b) payment of premiums for continuation of health insurance coverage under COBRA (or state equivalent) up to a maximum amount of $36,000, and (c) continued vesting for a 2 year period of any unvested options and/or PSUs granted previously to either of them, consistent with and subject to the terms and conditions of the RSU Plan and the Company’s Stock Option Plan.

The employment agreements of Messrs. Hill, Woods and Flint do not provide any benefits upon termination not for cause or by the executive for good reason.

“Good Reason” is defined under each employment agreement as termination by any of Messrs. Caldwell or Kirby, of their employment not later than one year following the occurrence of any of the following events:

•

A substantial reduction in their respective duties or responsibilities or a material change in their respective reporting responsibilities or title, except those changes generally affecting all members of Allied Nevada’s management;

•	A substantial reduction by Allied Nevada in their respective annual compensation then in effect, except those changes generally affecting all members of Allied Nevada’s management; or

•

A substantial adverse change in their participation in benefits under any benefit plan of Allied Nevada, including pursuant to their individual employment agreement, except those changes generally affecting all members of Allied Nevada’s management.

“Cause” is defined under each employment agreement as the taking of any of the following actions by or against Messrs. Caldwell, Kirby, Hill, Woods or Flint:

•	Commission of an act of fraud or dishonesty which may or does adversely affect Allied Nevada;

•

Conviction or plea of guilty or nolo contendere to or engaging in any felony or crime involving moral turpitude, fraud, misrepresentation or other crime and/or indictment for a crime that, in the reasonable opinion of Allied Nevada, affects the individuals’ ability to perform the duties set forth in his employment agreement and/or reflects negatively upon Allied Nevada;

•

Unauthorized disclosure of the Company’s Proprietary Information, as defined in the Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement which results or could have been reasonably foreseen to result, in a material loss to Allied Nevada; and

•

Failure (which shall not include any disability as defined in his employment agreement) or refusal to perform the duties and responsibilities of his employment and/or to follow the policies and procedures of Allied Nevada including, without limitation, the failure or refusal to carry out lawful instructions from our President and Chief Executive Officer (except for Mr. Caldwell, as to which the relevant individual is the Chairman of the Board) or Board of Directors which, if such failure or refusal is reasonably possible of being cured in the opinion of Allied Nevada, is not cured within thirty (30) days after written notice from Allied Nevada of such failure or refusal.

Termination by Allied Nevada for Cause or in the Event of Death or Disability

Pursuant to the employment agreements with each of Messrs. Caldwell, Kirby, Hill, Woods and Flint, in the event their employment with Allied Nevada is terminated for “cause” or due to the death or “disability” (as defined below) of any of them, they (or their estate, as applicable) will be entitled to receive payment from the Company, when due, of any unpaid base salary, expense reimbursements and vacation days accrued prior to such termination. Further, in the event their employment with Allied Nevada is terminated as the result of the death or disability of any of them, they (or their estate, as applicable) will be entitled to receive long term disability or life insurance benefits, in the form maintained by Allied Nevada at such time and in which they participated at the time of such termination.

“Disability” is defined under each employment agreement as any illness, injury, accident or condition of either a physical or mental nature as a result of which any of Messrs. Caldwell, Kirby, Hill, Woods and Flint are unable to perform the essential functions of his duties and responsibilities for 90 days during any period of 365 consecutive calendar days or for any consecutive 90-day period.

Voluntary Termination by the Executive

In the event that any of Messrs. Caldwell, Kirby, Hill, Woods or Flint decide to voluntarily terminate their employment with Allied Nevada without “good reason” upon 30 days’ written notice, Allied Nevada, in its discretion, may elect to relieve the employee of any obligation to perform duties during the notice period, waive the notice period and immediately accept termination of the employee’s employment. Should the Company make such election, the Company shall nonetheless continue his compensation and benefits for the term of the notice period, except that no cash incentive shall be earned or awarded during and after the notice period.

Payments Upon a Change of Control

In addition to the severance obligations described above, each of the employment agreements entered into between Allied Nevada and Messrs. Caldwell, Kirby, Hill, Woods and Flint contain provisions which entitle each of them to certain payments upon a “change of control” (as defined below) of Allied Nevada.

In the event of a “change of control” (as defined below) and the involuntary termination of employment during the one-year period thereafter by Allied Nevada (or any successor entity) other than for “cause”, or by Messrs. Caldwell, Kirby, Hill, Woods and Flint for “good reason”, they will be entitled to payment from the Company (or any successor entity), when due, of unpaid base salary, expense reimbursements and vacation days accrued prior to the date of such termination and will also receive, in exchange for execution and delivery to Allied Nevada of a separation agreement and general release, the following benefits:

•

Pursuant to the employment agreements with Messrs. Caldwell and Kirby, (a) a lump sum severance equal to (i) 2 years of their respective base salary then in effect, payable within 30 days following delivery to Allied Nevada of an executed separation agreement and general release, plus (ii) 2 times their respective target cash incentive for the year in which employment is so terminated, (b) payment of premiums for continuation of health insurance coverage under COBRA (or state equivalent) up to a maximum amount of $36,000, and (c) immediate vesting of any unvested options and/or RSUs/PSUs granted previously to either of them, consistent with and subject to the terms and conditions of the RSU Plan and the Option Plan.

•

Pursuant to the employment agreements with Messrs. Hill, Woods and Flint (a) a lump sum severance equal to (i) 12 months of their respective base salary then in effect, payable within 30 days following delivery to Allied Nevada of an executed separation agreement and general release, plus (ii) 1.0 times their respective target cash incentive for the year in which employment is so terminated, (b) payment of premiums for continuation of health insurance coverage under COBRA (or state equivalent) up to a maximum amount of $9,000, and (c) immediate vesting of any unvested options and/or RSUs/PSUs granted previously to them, consistent with and subject to the terms and conditions of the RSU Plan and the Option Plan.

“Change of control” is defined under each employment agreement as (i) the occurrence of a merger or consolidation of Allied Nevada, whether or not approved by our Board of Directors, other than (x) a merger or consolidation which would result in the voting securities of Allied Nevada outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of Allied Nevada or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or (y) a merger or consolidation which is in effect a financing transaction for Allied Nevada including, but not limited to, a reverse merger of Allied Nevada into a publicly traded “shell” company, or (ii) the approval by the stockholders of Allied Nevada of an agreement for the sale or disposition by Allied Nevada of all or substantially all of our assets.

Equity Compensation Plans as of December 31, 2011

Equity Compensation Plans(1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted average exercise price or grant date fair value of outstanding options, warrants and rights ($)	(c) Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (#)
Allied Nevada 2007 Stock Option Plan	777,376	4.79	2,032,590	(1)
Allied Nevada Restricted Share Plan	568,787	18.59	2,032,590	(1)

Total	1,346,163	7.57	2,032,590	(2)

(1)	The Company’s equity compensation plans have been approved by the stockholders. The plans have a combined total number of available securities totaling 2,032,590.
(2)

The Company has reserved an aggregate total of 6,900,000 shares of common stock available for issuance under both the Allied Nevada 2007 Stock Option Plan and the Allied Nevada Restricted Share Plan. Such amount reflects the aggregate number of shares of common stock available for issuance under both such plans, less (i) the number of shares of common stock subject to outstanding RSUs, (ii) the number of shares of common stock subject to outstanding options (iii) the number of shares of common stock that have been issued upon the settlement of RSUs, and (iv) the number of shares of common stock that have been issued upon exercise of options.

For a brief description of the material features of each plan, please see Note 15 to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the following proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed in the “Compensation Discussion and Analysis” section of this Proxy Statement and the tables and narrative discussion. At last year’s Annual Meeting, stockholders voted on a non-binding proposal to advise on whether the say-on-pay vote should occur every one, two or three years. Almost half (49%) of stockholders voted “for” an annual vote and, thus, the Company is providing stockholders with its annual advisory vote on the compensation of the Company’s named executive officers.

Our executive compensation program is designed to provide a competitive level of compensation necessary to attract and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. In order to align executive pay with both the Company’s financial performance and the creation of sustainable stockholder value, a significant portion of compensation paid to our NEOs is allocated to performance-based, short-term and long-term incentive programs to make executive pay dependent on the Company’s performance (or “at-risk”). In addition, as an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of his or her total compensation deemed “at-risk” increases. Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement by voting “FOR” the following resolution:

RESOLVED, that the stockholders of Allied Nevada Gold Corp. approve, on an advisory basis, the compensation of the Company’s named executive officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative executive compensation disclosures set forth in the Company’s 2012 annual meeting proxy statement.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee. Our Board of Directors and Compensation Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of common stock having voting power present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, broker non-votes will not be treated as votes cast and, therefore, will have no effect on this proposal. Abstentions will have the effect of a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ADOPTION OF THE ABOVE RESOLUTION

INDICATING APPROVAL OF THE COMPENSATION OF OUR NEOs.

PROPOSAL THREE:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) to serve as our independent auditors for the fiscal year ending December 31, 2012, and the Board of Directors is requesting stockholders to ratify this appointment. If the stockholders do not ratify this appointment, another independent registered public accounting firm will be considered by the Audit Committee.

Representatives of EKS&H are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. These representatives will also be available to answer appropriate questions of stockholders.

Aggregate fees billed by EKS&H for professional services rendered to us for the fiscal years ended December 31, 2010 and 2011 were $350,230 and $247,999, respectively. A breakdown of the fees paid by Allied Nevada is provided in the following table:

	Years ended December 31,
	2010	2011
Audit Fees(1)	$312,902	$148,597
Audit-Related Fees(2)	37,328	99,402
Tax Fees(3)	—	—

Total Fees	$350,230	$247,999

(1)

“Audit Fees” include fees billed by EKS&H for the integrated audit of the annual financial statements included in our Annual Report on Form 10-K and for the review of the financial statements included in our Quarterly Reports on Form 10-Q.

(2)	“Audit-Related Fees” include fees for services such as accounting consultations and review of other SEC filings.
(3)	EKS&H did not provide any tax-related services to the Company during the fiscal years ended December 31, 2010 and 2011.

The Audit Committee has adopted procedures requiring the Audit Committee to review and approve in advance all engagements for services provided by the Company’s external accountants. For 2011 and 2010, all of the services related to amounts billed by the Company’s external accountants were pre-approved by the Audit Committee.

The Audit Committee has established procedures for engagement of EKS&H to perform services other than audit, review, and attest services. In order to safeguard the independence of EKS&H, prior to each engagement to perform such non-audit service, (i) management and EKS&H affirm to the Audit Committee that the proposed non-audit service is not prohibited by applicable rules, rules or regulations; (ii) management describes the reasons for hiring EKS&H to perform the services; and (iii) EKS&H affirms to the Audit Committee that it is qualified to perform the services. All services provided by EKS&H were permissible under applicable laws, rules, and regulations and were pre-approved by the Audit Committee in accordance with its procedures. None of the services related to the “Audit-Related Fees” described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Vote Required and Board of Directors Recommendation

Ratification of the selection of Ehrhardt Keefe Steiner& Hottman PC as our independent auditors requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, broker non-votes will not be treated as votes cast and, therefore, will have no effect on the ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors. Abstentions will have the effect of a vote against the ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT AUDITORS

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in our Proxy Statement and form of proxy for next year’s annual meeting of stockholders, proposals of stockholders intended to be presented at next year’s annual meeting of stockholders must be delivered to or mailed and received at our principal executive offices not later than the close of business on December 6, 2012. A stockholder of the Company may wish to have a proposal presented at next year’s annual meeting of stockholders, including a proposal to nominate a person for election to the Board of Directors, but not to have such proposal included in our Proxy Statement and form of proxy relating to that meeting. Under our By-laws, for notice of any such proposal to be timely, the notice must be received by us at our principal executive offices no later than February 3, 2013. If the notice is not received within such time period, we will have the right to exercise discretionary authority with respect to the inclusion of such proposal at the annual meeting. As required under our By-laws, stockholder proposals are to be directed to our corporate Secretary at our address set forth on the first page of this Proxy Statement and are required to set forth the following:

•

as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business;

•

as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the corporation which are beneficially owned by the stockholder; and

•	any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his capacity as a proponent of a stockholder proposal.

AVAILABILITY OF CERTAIN DOCUMENTS

The Code of Business Conduct and Ethics and the Charters for the Audit, Compensation, Nominating and Corporate Governance Committees of the Company’s Board of Directors are published on the Company’s website at www.alliednevada.com. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this Proxy Statement. The Notice of Annual Meetings of Stockholders, the Company’s 2011 Annual Report on Form 10-K, including financial statements, and this proxy statement are available through the SEC’s website at www.sec.gov, through the Company’s website at www.alliednevada.com and through www.sedar.com.

“HOUSEHOLDING” OF PROXY MATERIALS

We have adopted a procedure that permits us and brokerage firms to send one copy of our 2011 Annual Report and this Proxy Statement and accompanying materials to multiple stockholders who share the same address, unless we receive contrary instructions from a stockholder.

In the event that a stockholder wishes to receive a separate copy of this Proxy Statement and accompanying materials for the 2012 Annual Stockholders Meeting, the Company’s 2011 Annual Report, or any future proxy materials or annual reports, the stockholder may promptly receive separate copies by written or oral request to Tracey Thom, VP, Investor Relations, at (775) 358-4455, 9790 Gateway Drive, Suite 200, Reno, Nevada 89521. Stockholders receiving multiple copies of these documents at the same address can request delivery of a single copy of these documents by contacting the Company in the same manner. Stockholders holding shares through a broker can request a single copy by contacting the broker.

ALLIED NEVADA GOLD CORP. 9790 GATEWAY DRIVE, SUITE 200 RENO, NEVADA 89521

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Computershare, P.O. Box 43101, Providence, Rhode Island 02940

ALLIED NEVADA GOLD CORP.

Proxy for Annual Meeting of Stockholders Solicited on Behalf of the Board of Directors

The undersigned stockholder of Allied Nevada Gold Corp., a Delaware corporation (the “Company”), hereby appoints Scott A. Caldwell and Stephen M. Jones, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on May 3, 2012, at 8:00 A.M., Pacific Daylight Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting.

The votes entitled to be cast by the undersigend will be cast as instructed on the reverse side hereof. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director as described in the Proxy Statement, “FOR” Proposal 2 and “FOR” Proposal 3 listed on this proxy and as described in the Proxy Statement. The proxy holders are authorized to vote in their discretion on any other matter that may properly come before the Meeting or any adjournment or postponement therefor.

(Continued and to be signed on the reverse side)

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLIED NEVADA GOLD CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

	The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

1.	Election of Directors: Nominees: 1a. Robert M. Buchan 1b. Scott A. Caldwell 1c. John W. Ivany 1d. Cameron A. Mingay 1e. Terry M. Palmer 1f. Carl Pescio 1g. D. Bruce Sinclair 1h. Robert G. Wardell	For ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	Withhold ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐		3.	Ratification of Ehrhardt Keefe Steiner & Hottman PC as the independent registered public accounting firm for the fiscal year ending December 31, 2012	☐	☐	☐

2.	To approve, on an advisory basis, the company’s named executive officer compensation for fiscal 2011	For ☐	Against ☐	Abstain ☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each personally sign. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date